                                                                EXHIBIT 99(b)(1)

                               APPRAISAL REPORT:

                             FAIR MARKET VALUATION

                                       OF

                          CABLE TV FUND 12-BCD VENTURE

                            ALBUQUERQUE, NEW MEXICO

                              As of April 30, 1997



                                 Prepared for:

                             JONES INTERCABLE, INC.
                              Englewood, Colorado



                                  Prepared by:

                           THE STRATEGIS GROUP, INC.
                         1130 Connecticut Avenue, N.W.
                                   Suite 325
                            Washington, D.C.  20036
                                 (202) 530-7500



                                  May 27, 1997



                  (C) Copyright 1997 The Strategis Group, Inc.

                               APPRAISAL REPORT:

                             FAIR MARKET VALUATION

                                       OF

                          CABLE TV FUND 12-BCD VENTURE

                            ALBUQUERQUE, NEW MEXICO


                               TABLE OF CONTENTS
                               -----------------

I.   EXECUTIVE SUMMARY...................................................  1

     A. Introduction, Purpose, and Methodology...........................  1
     B. Conclusions......................................................  2

II.  PURPOSE OF APPRAISAL................................................  3

III. INDUSTRY OVERVIEW...................................................  4

     A. Historical Background............................................  4
     B. Industry Characteristics.........................................  6
        1. General Background............................................  6
        2. Regulation....................................................  8
        3. Financial/Economic............................................  9
        4. Competition................................................... 10

IV.  SYSTEM DESCRIPTION.................................................. 13

     A. History and Market............................................... 13
     B. Services......................................................... 16
     C. Rates............................................................ 22
     D. Subscribers...................................................... 24
     E. System Mileage................................................... 25
     F. Physical Plant................................................... 25
     G. Franchises....................................................... 27
     H. Management....................................................... 27
     I. Financial History................................................ 28

V.   TOTAL SYSTEM VALUE.................................................. 29

     A. Valuation Procedure and Methods.................................. 29
     B. Discounted Cash Flow Methodology................................. 31
        1. Net Cash Flow/Return on Equity................................ 32
        2. Net Cash Flow/Return On Investment............................ 33
        3. Cash Flow Projections......................................... 33
        4. Residual Value................................................ 35
        5. Discount Rates................................................ 36
     C. Direct Income Methodology........................................ 37
     D. Value Conclusions................................................ 38

                               TABLE OF CONTENTS
                               -----------------

VI.   CONTINGENCIES AND LIMITING CONDITIONS............................... 39

VII.  STATEMENT OF VALUE.................................................. 41

VIII. QUALIFICATIONS...................................................... 42

      A. Qualifications of The Strategis Group, Inc. ..................... 42
      B. Qualifications of Andrew R. Gefen................................ 43
      C. Qualifications of Susan Donovan.................................. 44



EXHIBITS:

     A.   Valuation Methods and Summary of Values

     B-1. Profit and Loss/Sources and Uses-Return on Equity - Low Value

     B-2. Profit and Loss/Sources and Uses-Return on Equity - High Value

     C-1. Debt Amortization-Return on Equity - Low Value

     C-2. Debt Amortization-Return on Equity - High Value

     D.   Return on Investment

     E.   Cable Television Subscribers

     F.   Cable Television Service Rates

     G.   Cash Flow Projections

     H.   Capital Expenditures

     I.   Depreciation Schedule

     J.   Assumptions and Inputs

                               APPRAISAL REPORT:

                             FAIR MARKET VALUATION

                                       OF

                          CABLE TV FUND 12-BCD VENTURE

                            ALBUQUERQUE, NEW MEXICO

I.  EXECUTIVE SUMMARY


     A.   INTRODUCTION, PURPOSE, AND METHODOLOGY

     The Strategis Group, Inc. was retained by Jones Intercable, Inc. ("Jones") to conduct a fair market valuation as of April 30, 1997, of the Cable TV Fund 12-BCD Venture cable television system serving Albuquerque, New Mexico (the "System"). This appraisal will be used by Jones as an independent estimate of the fair market value of the System as of April 30, 1997, with the resulting value to be used in conjunction with the purchase of the System by Jones.

     Fair market value is the cash price a willing buyer would give a willing seller in an arm's length transaction in order to complete the sale. It is assumed that both buyer and seller have been informed of all relevant facts and neither is under any compulsion to conclude the transaction. The Strategis Group also assumes that the tangible assets will remain in their present location and will continue to be employed in their highest and best use, i.e., the delivery of cable television signals to subscribers.

     The Strategis Group used five generally accepted cable television valuation methods using the income approach to valuation in establishing the range of total fair market values of the System as a going concern. The first method used a multiple of the past year's operating income derived from comparable asset values of privately-held and publicly-traded cable companies. The second method used a lower multiple of the annualized current month's operating income. The third method applied a slightly lower multiple of next year's projected operating income. The fourth method was a discounted net cash flow analysis in which a purchase price (estimated fair market value) was calculated to achieve a target after-tax return on equity, given particular operating and financing assumptions specific to the System's assets. The fifth method was a discounted cash flow analysis that measured the net present value of the pre-tax operating cash flows (less capital expenditures, plus the residual value of the System) that represent the return on total investment.

     B.   CONCLUSIONS

     The Strategis Group's conclusions as to the range of values are based upon information and data supplied by System management, an onsite inspection by a representative of The Strategis Group of a representative portion of the System and service area, and general cable industry information. In The Strategis Group's opinion, the data which support the valuations are reliable and sound. Our estimate of the overall fair market value of the System as a business enterprise, free and clear of any encumbrances, is $233,440,000.

II.  PURPOSE OF APPRAISAL


     The Strategis Group, Inc. was retained by Jones Intercable, Inc. ("Jones") to conduct a fair market valuation as of April 30, 1997 of the Cable TV Fund 12-BCD Venture cable television system (the "System"), serving Albuquerque, New Mexico. This appraisal will be used by Jones as an independent estimate of the fair market value of the System as of April 30, 1997.

     Fair market value is the cash price a willing buyer would give a willing seller in an arm's length transaction in order to complete the sale. It is assumed that both buyer and seller have been informed of all relevant facts and neither is under any compulsion to conclude the transaction and that the tangible assets will remain in their present location and will continue to be employed in their highest and best use, i.e., the delivery of cable television signals to subscribers.

III. INDUSTRY OVERVIEW


     A.   HISTORICAL BACKGROUND

     Cable television was born in the late 1940s. The first systems were built during the period 1948 to 1964. Most of these early systems were located in rural areas where off-air television reception was limited and picture quality was poor. The cable system basically provided a reception service, offering up to 12 channels with no unique programming. Systems generally enjoyed high levels of penetration, ranging from approximately 70% to 90% of homes passed.

     During the period 1965 to 1972, cable systems were built in medium-sized markets, importing distant television signals via terrestrial microwave.
Rulings by the Federal Communications Commission (FCC) in 1965 and 1966 initiated a regulatory period that lasted two decades. FCC constraints were placed on importing distant signals which inhibited the construction of systems in the largest 100 markets. The U.S. Supreme Court affirmed the FCC's regulatory authority over the cable television industry. The typical cable television system generally remained a 12- to 24- channel reception service with some additional program selections via imported signals. Programming unique to cable television did not exist. Basic penetrations of between 50% and 60% of homes passed were typical for newly-cabled markets.

     In 1972, the FCC eased its restrictions on signal importation, thus making it feasible for cable television operators to enter the nation's top 100 markets with differentiated product. Satellite delivered premium television services (HBO, Showtime) and Super Stations (WTBS) were introduced in 1975. Cable exclusive networks, such as ESPN, CNN, USA, and others, soon followed. During the mid- to late-1970's, new 24- to 36-channel cable television systems emerged as a result of these communications satellite services. Significant increases in programming options allowed cable systems to attract ample numbers of subscribers to attain operational profitability even where off-air broadcast reception and leisure-time options were above average. The smallest 50 of the top 100 markets were built first, followed by the larger metropolitan areas. Premium, or pay, services were the primary force behind basic penetration gains reaching 30% to 45% of homes passed in these new markets.

     During the period 1979 to 1983, the remaining major markets were franchised. Cable channel options increased dramatically, both in pay services (Disney, Cinemax, Bravo, Movie Channel) and basic services (MTV, Lifetime, Nickelodeon, regional sports, CNN, and others). Systems with 54 and more channels were built, offering an abundance of program alternatives. Cable system operators instituted price increases for pay services and established elaborate tiering structures to compensate for local constraints on basic service pricing. In newer cable markets, basic penetrations of homes passed began to edge above the 40% level.

     In 1984, the U.S. Congress approved and President Reagan signed the Cable Communications Policy Act, the first comprehensive cable legislation to be enacted. The most significant feature of the legislation was the ultimate removal of price controls on basic cable service in all but the very smallest cable systems. Discretionary price increases of up to 5% were allowed in 1985 and 1986, and all price controls were removed in January 1987. During the period 1984 to 1992, the mix of cable offerings and pricing changed as growth in pay subscriptions slowed down and local constraints on basic price increases were removed. Basic penetrations continued to rise in major markets, and nationwide penetration reached 60% of homes passed by cable. New revenue sources emerged in the form of pay-per-view, advertising, and home shopping.
The industry emphasized programming quality and marketing in order to increase overall penetration levels above the 60% level.

     The Cable Television Consumer Protection and Competition Act of 1992 was passed on October 5, 1992, which imposed significant new regulations, particularly on subscriber rates and programming packaging. Generally, programming packages were specifically segregated between the "basic tier" and the "satellite programming tier(s)" since the level of regulation was different for each of them. After the new regulations were implemented, the overall cable industry experienced a slight reduction in revenues in 1993, but learned to cope with the new regulations in 1994 and continued its overall growth due to added services, increased subscriber penetrations and repackaging of programming services.

     The Telecommunications Act of 1996, passed on February 8, 1996, revised the Communications Act of 1934 and the Cable Act of 1992 in fundamental ways. It highlighted competition in local loop telephone, video distribution, and long distance telephone, and de-regulated cable rates beginning in 1999. The goal was to create a competitive telecommunications marketplace. The FCC is in the process of promulgating regulations to implement the law so its effect is still uncertain.

     B.   INDUSTRY CHARACTERISTICS


     1. General Background

     Cable television is a capital intensive business. The right to operate a cable system is authorized by the local government. Substantial up-front capital is required in plant and equipment with second entrants facing even greater capital construction costs due primarily to space limitations on utility poles. A considerable percentage of total operating costs are fixed. Similar to utilities, once cable television has exceeded its break-even requirements, operating margins grow very rapidly and remain fairly predictable from year to year.

     Unlike most businesses, market analysis in cable is better pursued on the basis of system type than generic geographic or demographic criteria. The classification of a cable system in any individual market tends to reflect the competitive characteristics and demand dynamics resident in that market. In general, there are two primary categories of cable systems--classic and modern. Classic cable systems are those built in locations where reception of over-the-air television signals has historically been poor or limited. They were the earliest systems built, usually serving communities with lower densities (40 to 90 homes per mile), higher subscriber penetrations (60% to 90% of homes passed), lower average revenues per subscriber ($14 to 20 per month), and higher cash flow margins (45% to 65%) relative to modern systems. They usually were built with fewer channels but may have been upgraded at a later time. Expectations for additional growth in these markets tends to be lower than the industry average. The downside risk of investing in these systems is relatively low.

     Modern cable systems have been constructed since the introduction of pay and other cable-specific programming in the mid-1970's. They tend to serve urban and suburban communities which have higher densities (70 to 120 and more homes per mile), better quality off-air programming, and more extensive competition for consumers' leisure time. These systems were built with broader channel capacity (36 to 54 or more channels), individual subscriber addressability, local programming capability, and the capacity for advertising
sales.   They tend to have lower penetration (30% to 55%) than classic systems.
More rapid growth has been experienced in these systems than in classic systems because of higher household growth rates, more potential for penetration gains, and greater opportunities for ancillary revenues. They are also more risky because of greater off-air competition and higher overall operating costs.

     It is estimated that 32,255 communities are served throughout the United States by approximately 13,000 operating cable systems. The industry is structured into over 500 MSOs which manage these systems on a wholly-owned, partially-owned, or management contract basis. Economic forces within the industry are causing significant shifts in the ownership of these companies, resulting in increasing consolidation of the industry into the hands of fewer, larger operators.

     Management characteristics in the industry vary considerably between the MSO headquarters and system operating levels and between different categories of systems. At the corporate level, nearly all of the mid-to-large sized MSOs have a strong representation of professionally trained and field-seasoned management among their ranks. Strong emphasis is placed on strategic, financial planning and operating control functions at this level, and the staffing reflects those requirements.

     System-level management requirements vary significantly with the category of system under consideration. Classic cable operations primarily require custodial management to oversee customer service and maintenance functions. Strategic, marketing, and financial management tends to be handled at the corporate level. Billing functions are processed through service bureaus specializing in cable systems. Very little management complexity is left at the system level, and the positions tend to be filled accordingly. Large-scale, urban cable operations are much more dynamic and demanding. They require far more sophisticated and versatile management capabilities. The physical plant, budgets, and operating staffs in these systems are considerably larger. More of the strategic, marketing, and financial planning functions are handled locally. The political liaison requirements with the cities are far more complex. Not surprisingly, the caliber of management found in these systems is substantially higher than that found in classic systems, and tends to be professionally trained, financially aware, and politically astute.

     2. Regulation

     Historically, the extent to which the cable television industry has been regulated at the local, state and federal levels, has varied. Following the deregulation of service prices in the 1984 Cable Communications Policy Act, the next several years saw regulatory constraints on cable reduced at both the local and federal levels. Subsequent public perception of the industry as abusing its newly-won pricing freedom and additional consolidation in the industry led to enactment of the Cable Television Consumer Protection and Competition Act of 1992 on October 5, 1992, ushering in a new period of extensive regulation. Many aspects of such regulation are currently the subject of judicial, administrative or legislative proceedings or proposals. This law required the FCC to regulate the operation of cable television systems in a number of areas, including rates that may be charged by systems.

     On September 1, 1993, rate changes mandated by the FCC under the 1992 Act went into effect for most systems. The FCC implemented a benchmark rate structure that was intended to reduce the federally regulated portion of the average cable subscriber's monthly bill by 10%. Most of the resulting reductions in subscriber bills were attributable to the decline in equipment and additional outlet charges. However, with the mandated reconfiguration of basic service and the expanded basic tier, some subscribers' bills increased. For cable operators, the effects of the rate change were estimated to reduce revenue by 3% to 5% on an industrywide basis.

     In February 1994, the FCC announced further rate reductions of 7% in order to fully implement the 1992 Cable Act. As an alternative, cable systems were permitted to file Cost of Service showings if implementation of the mandated rate reductions was not feasible. By yearend 1995, widescale telecommunications reform appeared imminent; although, the extent to which or even whether this reform would entail relief from rate regulation was unclear. The likelihood that providers of cable and telephony services would be allowed engage in both businesses was a near certainty, however, the timetable for these changes was uncertain.

     The Telecommunications Act of 1996, passed on February 8, 1996, revised the Communications Act of 1934 and the Cable Act of 1992 in fundamental ways. It highlighted competition in local loop telephone, video distribution, and long distance telephone, and de-regulated cable rates beginning in 1999. The goal was to create a competitive telecommunications marketplace. The FCC is in the process of promulgating regulations to implement the law so its effect is still uncertain.

     3. Financial/Economic

     Cable's rapid financial growth and expectations for future growth have drawn the attention of the capital markets and helped fuel consolidation within the industry. With most cable markets already franchised and constructed, growth-oriented MSOs turned to acquisitions as their primary method of expansion. A flurry of acquisitions occurred during the period of 1986 through 1989, with the peak being reached in 1988. Most of these acquisitions were made by companies already in the cable business who were seeking national consolidation or regional clustering of cable television systems to produce greater economies of scale and operating efficiencies. The number of transactions decreased in 1990 due to federal government restrictions on banks pertaining to highly leveraged transactions (HLT), uncertainty about the regulatory environment, and other factors.

     HLT restrictions caused less money to be available for the expansion, upgrading, and trading of cable systems in 1990 and 1991. These restrictions were subsequently removed in June 1992, and while the number of acquisitions increased, they did not reach the same levels seen in the latter half of the 1980's. Passage of the Cable Television Consumer Protection and Competition Act of 1992 and the resultant rate regulation decreased the overall attractiveness of the cable industry to potential investors.

     During the early- to mid-1990s, several of the largest MSOs formed or were exploring alliances with both long distance and local telephone companies, as both the cable and telephone industries were planning to enter one another's primary lines of business. Simultaneously, a number of mid-sized MSOs were developing exit strategies based on the belief that success in the evolving cable industry would require a critical mass of subscribers and access to substantial amounts of capital.

     While the development of voice, video and data delivery technologies holds the promise of substantial new services and revenues for the industry, the near-term outlook based on established programming services continues to be positive. Operators expect to continue to increase operating income by continuing to attract more subscribers, exploit current and additional opportunities for ancillary revenues, and improve operating efficiencies.

     4. Competition

     During the next several years, the cable industry may face additional competition which could emerge in the form of system overbuilds, the introduction of new technologies, and entry into the video distribution business by telephone companies.

     The long-term viability of overbuilds in most cable markets is questionable at best. An overbuilder splits up the subscriber base, incurring higher costs per subscriber and lower margins overall. Many attempted overbuilders have been bought out by the incumbent or have simply gone out of business. The likelihood of a successful overbuild in all but a few markets is very small.

     Cable television has begun to face increasing competition from new distribution technologies including direct-broadcast satellite (DBS), satellite master antenna television (SMATV), and multichannel multipoint distribution service (MMDS). The ultimate success or failure of any of these television delivery systems will depend largely on a combination of the three interconnected factors of technology, regulation, and economics. The Strategis Group anticipates that the threat to cable television by these technologies in the next few years will not be material, although various technologies are proving adept at providing services in certain niche markets. MMDS and SMATV typically have little or no effect on mature cable systems, except in large urban areas where a high percentage of homes passed are in multiple dwelling units (MDUs). DBS presents a greater competitive threat. The DBS industry, which is still very young, has thus far focused on building its customer base in areas not wired for cable television. As of 1994, leaders in the DBS industry predicted that between 10% and 20% of television households nationwide would use their service within ten years. However, DBS is hampered by the fact that it does not carry off-air broadcast signals.

     Telephone companies have long shown an interest in expanding into video distribution. For the most part, this competition has not materialized as a result of existing regulatory restraints and technical limitations. By the end of 1993, there was widespread recognition that technological developments would force dramatic changes in such regulation, as the telecommunications industry entered a consolidation period characterized by mergers, joint ventures, and acquisitions.

     Fiber optics are increasingly being utilized as telephone and cable companies begin experimenting with `full service' networks with the capability of delivering voice, video and data services to the home. Several of the largest MSOs, in conjunction with telephone companies, have built these experimental systems to determine their feasibility from both technological and marketing perspectives.

     As of the mid- to late-1990s, the telephone industry is in the experimental stage with regard to using fiber optic cable to deliver services to the home. Cable companies, for their part, are focusing on the delivery of digital program and data services via hybrid fiber and coaxial cable networks. For technological, financial, and regulatory reasons, the full convergence of telecommunications services and service providers is most likely years away.

IV.  SYSTEM DESCRIPTION


     A.   HISTORY AND MARKET

     At the time of the appraisal, the System served 112,613 subscribers. Approximately 85% of subscribers resided in the City of Albuquerque, while the remainder resided in surrounding areas of Bernalillo, Sandoval, and Valencia counties. The provision of cable service was governed by nine franchise agreements held with local authorities. As of April 30, 1997, the weighted average remaining life of the nine franchise agreements was 3.4 years.

     Albuquerque is located in the north central part of New Mexico, approximately 125 miles south of Colorado and 200 miles west of Texas. Much of the land in the region, as throughout the state, is uninhabited desert or has been reserved for the use of Native American tribes. The City of Albuquerque is spread out geographically and its population is roughly 350,000. The nearest community of substantial size in the same region is Santa Fe, with a population of about 100,000, approximately 55 miles to the northeast of Albuquerque.

     System management indicates that demographic and economic growth in the service area has been steady in the past several years and is projected to continue at a comparable pace. The workforce is comprised of approximately 65% white collar, 20% blue collar, and 15% service-related workers, and an estimated 40% of the population is Hispanic. The metropolitan area's largest employers include: the public school system, with about 11,000 employees; Kirtland Air Force Base (AFB), with 6,000 military and 7,000 civilian employees; the University of New Mexico, with 6,000 employees; and the city government with 6,000 employees. Private sector employers include Sandia National Laboratories (energy and environmental research), with 7,500 employees; Intel (microprocessors), with 4,200 employees; and Motorola (ceramic production), with 2,300 employees. The unemployment rate in the Albuquerque Metropolitan Statistical Area (MSA) was 4.1% in March 1997. This rate compares favorably with statewide unemployment of 6.6% and national unemployment of 5.5% during this period, according to the U.S. Bureau of Labor Statistics.

     At the time of the appraisal, Direct Broadcast Satellite (DBS) service had been available in Albuquerque for nearly three years, with Direct TV having launched service in the summer of 1994. As of the appraisal date, Echostar and PrimeStar were also active in the market. System management estimated that, as of April 30, 1997, the three DBS operators had a combined penetration of almost 3% of homes in the service area. A survey conducted several months prior to the valuation date of System subscribers who had disconnected their cable service, revealed that 10% of these former customers had purchased equipment to receive DBS service.

     Other providers of video services in Albuquerque included Sierra Cable, a regional multichannel multipoint Distribution Service (MMDS, or wireless cable) operator with subscribers generally outside the System's service area, and several `shared tenant' service providers. ICS and New Mexico Lightwave offered video, security, and telephone services in multiple dwelling units. System management indicated that one of the two companies was reportedly experiencing difficulty with service delivery. On a combined basis, the two companies had very few customers.

     Table I presents demographic data published in Marketing Statistics' Demographics USA 1996 for the New Mexico counties of Bernalillo, Sandoval, and Valencia. Data for population, households, and Effective Buying Income (EBI) were estimated for 1995 and projected for 2000. Also presented, for comparison purposes, are data for the state of New Mexico and the nation as a whole.

     Bernalillo County, which encompassed Albuquerque and the overwhelming majority of System subscribers, had a population of approximately 526,100 in 1995. At the time of the appraisal, its population was forecast to grow at an annual rate of 1.12% through 2000, which was somewhat lower than anticipated statewide growth in population of 1.59%. Population in the U.S. as a whole was forecast to grow by 0.83%. Higher population growth rates were projected for Sandoval and Valencia counties.

Sandoval County, with a population of 81,500 in 1995, was forecast to grow by 3.50% annually through 2000 to 96,800. Valencia County's 1995 population of 58,000 was forecast to increase by 3.47% per year to 68,800 over the same period.

     Average household EBI in Bernalillo County was $38,734 in 1995. While this figure was lower than the national average household EBI of $40,598, it was notably higher than the statewide figure for New Mexico of $34,067. Growth in household EBI was forecast at 4.04% annually in Bernalillo County, and at 3.64% and 2.97% throughout New Mexico and the U.S. as a whole, respectively. Sandoval County's household EBI was comparable, at $38,596, to Bernalillo's household EBI, although it was projected to grow at a more rapid pace of 5.18% per year through 2000. Household EBI in Valencia County was somewhat more modest, at $32,820, with a projected growth rate of 3.16%. This information is presented in Table I.

                                               TABLE I

                                                                                              Annual
                                                           1995               2000       Growth Rate
                                                       Estimate         Projection         1995-2000
                                                     ----------        -----------         ---------
Bernalillo County, NM
---------------------
   Total Population                                     526,100            556,300              1.12%
   Total Households                                     203,700            218,500              1.41%
   Median Age                                              33.7                N/A

Effective Buying Income (EBI)
   Total EBI (000's)                                 $7,890,216        $10,315,727              5.51%
   Average Household EBI                             $   38,734        $    47,212              4.04%

Sandoval County, NM
-------------------
   Total Population                                      81,500             96,800              3.50%
   Total Households                                      27,200             32,900              3.88%
   Median Age                                              31.9                N/A

Effective Buying Income (EBI)
   Total EBI (000's)                                 $1,049,815        $ 1,634,854              9.26%
   Average Household EBI                             $   38,596        $    49,692              5.18%

                                         TABLE I (CONTINUED)

                                                                                              Annual
                                                           1995               2000       Growth Rate
                                                       Estimate         Projection         1995-2000
                                                 --------------     --------------         ---------
Valencia County, NM
-------------------
   Total Population                                      58,000             68,800              3.47%
   Total Households                                      19,300             23,300              3.84%
   Median Age                                              33.0                N/A

Effective Buying Income (EBI)
   Total EBI (000's)                             $      633,420     $      893,328              7.12%
   Average Household EBI                         $       32,820     $       38,340              3.16%

State of New Mexico
-------------------
   Total Population                                   1,700,400          1,840,200              1.59%
   Total Households                                     609,200            668,300              1.87%
   Median Age                                              32.7                N/A

Effective Buying Income (EBI)
   Total EBI (000's)                             $   20,753,479     $   27,222,357              5.58%
   Average Household EBI                         $       34,067     $       40,734              3.64%

United States of America
------------------------
   Total Population                                 264,900,900        276,107,000              0.83%
   Total Households                                  97,647,400        102,813,100              1.04%
   Median Age                                              34.5                N/A

Effective Buying Income (EBI)
   Total EBI (000's)                             $3,964,285,118     $4,832,437,673              4.04%
   Average Household EBI                         $       40,598     $       47,002              2.97%

     B.    SERVICES

     Tables II (A)-(C) present programming services offered to System subscribers as of the appraisal date. The majority of subscribers, roughly 110,000, were able to receive the 58 channel program line-up shown in Table II
(A). Limited basic service was comprised of 19 channels, ten of which were local off-air broadcast signals, two of which carried local access programming, and seven of which were satellite delivered services. Expanded basic service encompassed 31 satellite delivered services carried on channels 8-10, 17-18, and 29-56. Premium services available included Cinemax, HBO,

The Movie Channel, and Showtime. The Encore 1 PLEX channel was available on an a la carte basis to limited basic subscribers. Also offered were two general audience movie/event pay-per-view (PPV) services and Spice for adults.

                                             TABLE II (A)

                                             ALBUQUERQUE

------------------------------------------------------------------------------------------------------
    CABLE
  (OFF-AIR)                 NAME OR
   CHANNELS              CALL LETTERS                  SOURCE                   DESCRIPTION
------------------------------------------------------------------------------------------------------
     2   (2)    KASA                             Albuquerque, NM      Fox
------------------------------------------------------------------------------------------------------
     3          CINEMAX                          SATELLITE            PAY MOVIES
------------------------------------------------------------------------------------------------------
     4   (4)    KOB-TV                           Albuquerque, NM      NBC
------------------------------------------------------------------------------------------------------
     5   (5)    KNME-TV                          Albuquerque, NM      PBS
------------------------------------------------------------------------------------------------------
     6          Knowledge TV                     Satellite            Educational
------------------------------------------------------------------------------------------------------
     7   (7)    KOAT-TV                          Albuquerque, NM      ABC
------------------------------------------------------------------------------------------------------
     8          ESPN                             Satellite            24-Hour Sports
------------------------------------------------------------------------------------------------------
     9          CNN                              Satellite            24-Hour News
------------------------------------------------------------------------------------------------------
    10          CNN Headline News                Satellite            24-Hour News
------------------------------------------------------------------------------------------------------
    11  (11)    KCHF                             Santa Fe, NM         Independent
------------------------------------------------------------------------------------------------------
    12          WTBS                             Satellite            Independent - Atlanta, GA
------------------------------------------------------------------------------------------------------
    13  (13)    KRQE                             Albuquerque, NM      CBS
------------------------------------------------------------------------------------------------------
    14          Government Access                Local                Local Government
------------------------------------------------------------------------------------------------------
    15  (41)    KLUZ-TV                          Albuquerque, NM      Univision
------------------------------------------------------------------------------------------------------
    16          WGN-TV                           Satellite            Independent - Chicago, IL
------------------------------------------------------------------------------------------------------
    17          TNT                              Satellite            Movies, Sports, Variety
------------------------------------------------------------------------------------------------------
    18          USA Network                      Satellite            Sports, Variety
------------------------------------------------------------------------------------------------------
    19          Teach and Learn Network          Satellite            Educational
------------------------------------------------------------------------------------------------------
    20          Prevue Channel                   Satellite            Channel Guide
------------------------------------------------------------------------------------------------------
    21          HBO                              SATELLITE            PAY MOVIES, SPECIALS
------------------------------------------------------------------------------------------------------
    22  (32)    KAZQ                             Albuquerque, NM      Educational
------------------------------------------------------------------------------------------------------
    23  (23)    KNAT                             Albuquerque, NM      Religious Programming
------------------------------------------------------------------------------------------------------
    24          Jones Computer Network           Satellite            Computer Users' Programming
------------------------------------------------------------------------------------------------------
    25          Galavision                       Satellite            Spanish Programming
------------------------------------------------------------------------------------------------------
    26          Court TV/                        Satellite/           Trial Coverage/
                EWTN                             Satellite            Religious Programming
------------------------------------------------------------------------------------------------------
    27          Public Access                    Satellite            Local Interest
------------------------------------------------------------------------------------------------------
    28  (50)    KASY-TV                          Albuquerque, NM      Independent
------------------------------------------------------------------------------------------------------
    29          Encore 1 PLEX                    Satellite            Movies
------------------------------------------------------------------------------------------------------
    30          MTV                              Satellite            Music Videos
------------------------------------------------------------------------------------------------------

                                      TABLE II (A) (CONTINUED)

                                             ALBUQUERQUE

-----------------------------------------------------------------------------------------------------
    CABLE
  (OFF-AIR)                NAME OR
  CHANNELS              CALL LETTERS                  SOURCE                   DESCRIPTION
-----------------------------------------------------------------------------------------------------
    31         A&E                              Satellite            Biographies, Mysteries, Specials
-----------------------------------------------------------------------------------------------------
    32         ESPN II                          Satellite            24-Hour Sports
-----------------------------------------------------------------------------------------------------
    33         Discovery Channel                Satellite            Science, Nature
-----------------------------------------------------------------------------------------------------
    34         Lifetime                         Satellite            Women's Programming
-----------------------------------------------------------------------------------------------------
    35         The Family Channel               Satellite            Family Programming
-----------------------------------------------------------------------------------------------------
    36         Nickelodeon                      Satellite            Childrens' Programming
-----------------------------------------------------------------------------------------------------
    37         The Disney Channel               Satellite            Movies, Family Shows
-----------------------------------------------------------------------------------------------------
    38         The Weather Channel              Satellite            24-Hour Weather
-----------------------------------------------------------------------------------------------------
    39         HSN                              Satellite            Home Shopping
-----------------------------------------------------------------------------------------------------
    40         American Movie Classics          Satellite            Classic Movies
-----------------------------------------------------------------------------------------------------
    41         CNBC                             Satellite            Consumer, Business News
-----------------------------------------------------------------------------------------------------
    42         VH-1                             Satellite            Music Videos
-----------------------------------------------------------------------------------------------------
    43         The Nashville Network            Satellite            Country Music Videos
-----------------------------------------------------------------------------------------------------
    44         Great American Country           Satellite            Country Music Videos
-----------------------------------------------------------------------------------------------------
    45         C-SPAN                           Satellite            U.S. House Coverage
-----------------------------------------------------------------------------------------------------
    46         E! Television                    Satellite            Entertainment Information
-----------------------------------------------------------------------------------------------------
    47         C-SPAN 2                         Satellite            U.S. Senate Coverage
-----------------------------------------------------------------------------------------------------
    48         MSNBC                            Satellite            News, Computer Information
-----------------------------------------------------------------------------------------------------
    49         Product Information Network      Satellite            Infomercial Service
-----------------------------------------------------------------------------------------------------
    52         Comedy Central                   Satellite            Comedy Programming
-----------------------------------------------------------------------------------------------------
    53         Sci-Fi Channel                   Satellite            Science Fiction
-----------------------------------------------------------------------------------------------------
    54         The History Channel              Satellite            Documentaries, Movies
-----------------------------------------------------------------------------------------------------
    55         fX                               Satellite            Variety, Movies
-----------------------------------------------------------------------------------------------------
    56         Leased Access                    Local                Variety
-----------------------------------------------------------------------------------------------------
    95         THE MOVIE CHANNEL                SATELLITE            PAY MOVIES
-----------------------------------------------------------------------------------------------------
    96         SHOWTIME                         SATELLITE            PAY MOVIES, SPECIALS
-----------------------------------------------------------------------------------------------------
    97         REQUEST 1                        SATELLITE            PAY-PER-VIEW
-----------------------------------------------------------------------------------------------------
    98         REQUEST 4                        SATELLITE            PAY-PER-VIEW
-----------------------------------------------------------------------------------------------------
    99         SPICE                            SATELLITE            ADULT PAY-PER-VIEW
-----------------------------------------------------------------------------------------------------

     Table II (B) presents the programming available to the approximately 1,000 subscribers served from the Bernalillo headend in the northern part of the System. Limited basic service included ten local broadcast stations and five satellite-delivered services. The System's expanded basic service was comprised of 23 satellite-delivered services, while available premium services included HBO, Showtime, The Movie Channel, and Cinemax. Pay-per-view channels included two general audience movie/event services.

                                             TABLE II (B)

                                              BERNALILLO

------------------------------------------------------------------------------------------------------
    CABLE
  (OFF-AIR)                NAME OR
   CHANNELS              CALL LETTERS                  SOURCE                   DESCRIPTION
------------------------------------------------------------------------------------------------------
     2   (2)    KASA                            Albuquerque, NM       Fox
------------------------------------------------------------------------------------------------------
     3          CINEMAX                         SATELLITE             PAY MOVIES
------------------------------------------------------------------------------------------------------
     4   (4)    KOB-TV                          Albuquerque, NM       NBC
------------------------------------------------------------------------------------------------------
     5   (5)    KNME-TV                         Albuquerque, NM       PBS
------------------------------------------------------------------------------------------------------
     6          Knowledge TV                    Satellite             Educational
------------------------------------------------------------------------------------------------------
     7   (7)    KOAT-TV                         Albuquerque, NM       ABC
------------------------------------------------------------------------------------------------------
     8          ESPN                            Satellite             24-Hour Sports
------------------------------------------------------------------------------------------------------
     9          CNN                             Satellite             24-Hour News
------------------------------------------------------------------------------------------------------
    10          CNN Headline News               Satellite             24-Hour News
------------------------------------------------------------------------------------------------------
    11  (11)    KCHF                            Santa Fe, NM          Independent
------------------------------------------------------------------------------------------------------
    12          WTBS                            Satellite             Independent - Atlanta, GA
------------------------------------------------------------------------------------------------------
    13  (13)    KRQE                            Albuquerque, NM       CBS
------------------------------------------------------------------------------------------------------
    14          Jones Computer Network          Satellite             Computer Users' Programming
------------------------------------------------------------------------------------------------------
    15  (41)    KLUZ-TV                         Albuquerque, NM       Univision
------------------------------------------------------------------------------------------------------
    16          THE MOVIE CHANNEL               SATELLITE             PAY MOVIES
------------------------------------------------------------------------------------------------------
    17          TNT                             Satellite             Movies, Sports, Variety
------------------------------------------------------------------------------------------------------
    18          USA Network                     Satellite             Sports, Variety
------------------------------------------------------------------------------------------------------
    19          Prevue Channel                  Satellite             Channel Guide
------------------------------------------------------------------------------------------------------
    20          SHOWTIME                        SATELLITE             PAY MOVIES, SPECIALS
------------------------------------------------------------------------------------------------------
    21          HBO                             SATELLITE             PAY MOVIES, SPECIALS
------------------------------------------------------------------------------------------------------
    22  (32)    KAZQ                            Albuquerque, NM       Educational
------------------------------------------------------------------------------------------------------
    23  (23)    KNAT                            Albuquerque, NM       Religious Programming
------------------------------------------------------------------------------------------------------
    24          WGN-TV                          Satellite             Independent - Chicago, IL
------------------------------------------------------------------------------------------------------
    25          Galavision                      Satellite             Spanish Programming
------------------------------------------------------------------------------------------------------
    28  (50)    KASY-TV                         Albuquerque, NM       Independent
------------------------------------------------------------------------------------------------------
    29          Encore 1 PLEX                   Satellite             Movies
------------------------------------------------------------------------------------------------------
    30          MTV                             Satellite             Music Videos
------------------------------------------------------------------------------------------------------
    31          A&E                             Satellite             Biographies, Mysteries, Specials
------------------------------------------------------------------------------------------------------
    32          ESPN II                         Satellite             24-Hour Sports
------------------------------------------------------------------------------------------------------
    33          Discovery Channel               Satellite             Science, Nature
------------------------------------------------------------------------------------------------------
    34          Lifetime                        Satellite             Women's Programming
------------------------------------------------------------------------------------------------------
    35          The Family Channel              Satellite             Family Programming
------------------------------------------------------------------------------------------------------

                                      TABLE II (B) (CONTINUED)

                                             BERNALILLO

-----------------------------------------------------------------------------------------------------
    CABLE
  (OFF-AIR)               NAME OR
  CHANNELS              CALL LETTERS               SOURCE                   DESCRIPTION
-----------------------------------------------------------------------------------------------------
    36         Nickelodeon                     Satellite             Childrens' Programming
-----------------------------------------------------------------------------------------------------
    37         The Disney Channel              Satellite             Pay Movies, Family Shows
-----------------------------------------------------------------------------------------------------
    38         The Weather Channel             Satellite             24-Hour Weather
-----------------------------------------------------------------------------------------------------
    39         American Movie Classics         Satellite             Classic Movies
-----------------------------------------------------------------------------------------------------
    40         Comedy Central                  Satellite             Comedy Programming
-----------------------------------------------------------------------------------------------------
    41         Great American Country          Satellite             Country Music Videos
-----------------------------------------------------------------------------------------------------
    42         The Nashville Network           Satellite             Country Music Videos
-----------------------------------------------------------------------------------------------------
    43         Product Information Network     Satellite             Infomercial Service
-----------------------------------------------------------------------------------------------------
    44         The History Channel             Satellite             Documentaries, Movies
-----------------------------------------------------------------------------------------------------
    45         Sci-Fi Channel                  Satellite             Science Fiction
-----------------------------------------------------------------------------------------------------
    46         fX                              Satellite             Variety, Movies
-----------------------------------------------------------------------------------------------------
    97         REQUEST 1                       SATELLITE             PAY-PER-VIEW
-----------------------------------------------------------------------------------------------------
    98         REQUEST 4                       SATELLITE             PAY-PER-VIEW
-----------------------------------------------------------------------------------------------------

     Table II (C) presents programming available to the remaining subscribers served from the Bosque Farms headend, located in the southern part of the System. The program line-up is similar to the Bernalillo service. Limited basic included the same ten local broadcast stations and six satellite services, while expanded basic included 20 satellite-delivered services. Premium channels included HBO and Cinemax, and pay-per-view services included two general audience movie/event channels and Spice for adults. This information is presented in the following table.

                                             TABLE II (C)

                                             BOSQUE FARMS

------------------------------------------------------------------------------------------------------
    CABLE
  (Off-Air)                NAME OR
   CHANNELS              CALL LETTERS               SOURCE                   DESCRIPTION
------------------------------------------------------------------------------------------------------
     2  (2)     KASA                            Albuquerque, NM       Fox
------------------------------------------------------------------------------------------------------
     3          Cinemax                         SATELLITE             PAY MOVIES
------------------------------------------------------------------------------------------------------
     4  (4)     KOB-TV                          Albuquerque, NM       NBC
------------------------------------------------------------------------------------------------------
     5  (5)     KNME-TV                         Albuquerque, NM       PBS
------------------------------------------------------------------------------------------------------
     6          Knowledge TV                    Satellite             Educational
------------------------------------------------------------------------------------------------------
     7  (7)     KOAT-TV                         Albuquerque, NM       ABC
------------------------------------------------------------------------------------------------------
     8          ESPN                            Satellite             24-Hour Sports
------------------------------------------------------------------------------------------------------
     9          CNN                             Satellite             24-Hour News
------------------------------------------------------------------------------------------------------
    10          CNN Headline News               Satellite             24-Hour News
------------------------------------------------------------------------------------------------------
    11  (11)    KCHF                            Santa Fe, NM          Independent
------------------------------------------------------------------------------------------------------
    12          WTBS                            Satellite             Independent - Atlanta, GA
------------------------------------------------------------------------------------------------------
    13  (13)    KRQE                            Albuquerque, NM       CBS
------------------------------------------------------------------------------------------------------
    14          C-SPAN                          Satellite             U.S. House Coverage
------------------------------------------------------------------------------------------------------
    15  (41)    KLUZ-TV                         Albuquerque, NM       Univision
------------------------------------------------------------------------------------------------------
    16          C-SPAN 2                        Satellite             U.S. Senate Coverage
------------------------------------------------------------------------------------------------------
    17          TNT                             Satellite             Movies, Sports, Variety
------------------------------------------------------------------------------------------------------
    18          USA Network                     Satellite             Sports, Variety
------------------------------------------------------------------------------------------------------
    19          Time/Local Messages             Local                 Local Information
------------------------------------------------------------------------------------------------------
    20          KASY-TV                         Albuquerque, NM       Independent
------------------------------------------------------------------------------------------------------
    21          HBO                             SATELLITE             PAY MOVIES, SPECIALS
------------------------------------------------------------------------------------------------------
    22  (32)    KAZQ                            Albuquerque, NM       Educational
------------------------------------------------------------------------------------------------------
    23  (23)    KNAT                            Albuquerque, NM       Religious Programming
------------------------------------------------------------------------------------------------------
    24          WGN-TV                          Satellite             Independent - Chicago, IL
------------------------------------------------------------------------------------------------------
    25          The Nashville Network           Satellite             Country Music Videos
------------------------------------------------------------------------------------------------------
    26          MTV                             Satellite             Music Videos
------------------------------------------------------------------------------------------------------
    27          The Weather Channel             Satellite             24-Hour Weather
------------------------------------------------------------------------------------------------------
    28          American Movie Classics         Satellite             Classic Movies
------------------------------------------------------------------------------------------------------
    29          Lifetime                        Satellite             Women's Programming
------------------------------------------------------------------------------------------------------
    30          Comedy Central                  Satellite             Comedy Programming
------------------------------------------------------------------------------------------------------
    31          A&E                             Satellite             Biographies, Mysteries, Specials
------------------------------------------------------------------------------------------------------
    32          ESPN II                         Satellite             24-Hour Sports
------------------------------------------------------------------------------------------------------
    33          Discovery Channel               Satellite             Science, Nature
------------------------------------------------------------------------------------------------------
    34          Cartoon Network                 Satellite             Cartoons
------------------------------------------------------------------------------------------------------
    35          The Family Channel              Satellite             Family Programming
------------------------------------------------------------------------------------------------------
    36          Nickelodeon                     Satellite             Childrens' Programming
------------------------------------------------------------------------------------------------------
    37          The Disney Channel              Satellite             Movies, Family Shows
------------------------------------------------------------------------------------------------------
    38          Great American Country          Satellite             Country Music Videos
------------------------------------------------------------------------------------------------------
    39          HSN                             Satellite             Home Shopping
------------------------------------------------------------------------------------------------------
    97          REQUEST 1                       SATELLITE             PAY-PER-VIEW
------------------------------------------------------------------------------------------------------
    98          REQUEST 4                       SATELLITE             PAY-PER-VIEW
------------------------------------------------------------------------------------------------------
    99          SPICE                           SATELLITE             ADULT PAY-PER-VIEW
------------------------------------------------------------------------------------------------------

     C.   RATES

     The average monthly programming rates, equipment rental rates, and installation charges to subscribers for the preceding services as of the date of the appraisal, are outlined in Table III. Comparison data for basic service, pay services, and monthly revenue per subscriber were taken from The Strategis Group publications Cable Trends: 1996 and 1997, which present year end 1995 and 1996 operating and financial data, respectively.

     As shown in Table III, subscribers paid between $8.77 and $10.49 per month for limited basic service and between $11.97 and $16.13 for expanded basic service. The majority of subscribers to the System were served from the Albuquerque headend and paid a combined basic and expanded basic rate that was higher, at $26.62, than the average combined basic and expanded basic rate for the nation, which was $19.90 as of 1995.

     A la carte pay service rates in Albuquerque ranged from $6.88 for Showtime and The Movie Channel to $11.50 for HBO. In Bernalillo a la carte rates were uniform at $10.45 with the exception of Cinemax, while in Bosque Farms HBO was $11.49 and Cinemax was $10.45. Subscribers at Kirtland AFB paid a la carte rates ranging from $5.95 for Showtime to $9.95 for HBO. Packages of multiple premium services were available at reduced rates. On a nationwide basis, the average rate per pay unit was $9.70 in 1995, which fell within the range of a la carte rates for pay services charged by the System.

     Pay-per-view general audience movies were $4.15 throughout the System, with the exception of Kirtland AFB where the rate was $3.95. Adult movies were $6.25 in Albuquerque and Bosque Farms and $5.95 on Kirtland AFB.

     Addressable converter rentals were $3.57 per month except on Kirtland AFB where they were $3.40 per month. Non-addressable converter monthly rental rates were $1.05 except on Kirtland AFB where they were $1.00. Installation charges were $18.21 for subscribers in pre-wired homes, $26.48 in unwired homes, and $31.50 for reconnection of service. Corresponding installation fees for subscribers on Kirtland AFB were $17.34, $25.22, and $30.00.

     Average revenue per subscriber per month on a nationwide basis was $34.90 as of the end of 1996, according to The Strategis Group research. This figure includes revenues from basic, pay, and PPV services, as well as local advertising, equipment rental, and miscellaneous income. During the twelve months prior to April 30, 1997, the System generated monthly average revenue of $38.25 per subscriber, which was somewhat higher than the nationwide average for 1996.

                                                TABLE III

                               ---------------------------------------------------------------------------
                                                                  BOSQUE        KIRTLAND        UNITED
                                  ALBUQUERQUE     BERNALILLO       FARMS           AFB          STATES/1/
                               ---------------------------------------------------------------------------
Basic Service                     $10.49          $ 8.77         $ 8.98         $ 9.61         $19.90
                               ---------------------------------------------------------------------------

Expanded Basic                    $16.13          $12.98         $11.97         $14.66           N/A
                               ---------------------------------------------------------------------------

Pay Services (a la carte):                                                                     $ 9.70
   HBO                            $11.50          $10.45         $11.49         $ 9.95
   Cinemax                        $10.45          $ 6.88         $10.45         $ 9.25
   Encore PLEX                    $ 7.30            N/A            N/A            N/A
   Showtime                       $ 6.88          $10.45           N/A          $ 5.95
   The Movie Channel              $ 6.88          $10.45           N/A          $ 6.55
                               ---------------------------------------------------------------------------

Pay Per View:
   Movie                          $ 4.15          $ 4.15         $ 4.15         $ 3.95
   Adult Movie                    $ 6.25            N/A          $ 6.25         $ 5.95           N/A
                               ---------------------------------------------------------------------------

Converters:
   Non-Addressable                $ 1.05          $ 1.05         $ 1.05         $ 1.00
   Addressable                    $ 3.57          $ 3.57         $ 3.57         $ 3.40           N/A
                               ---------------------------------------------------------------------------

Installation Charges:                                                                            N/A
   Pre-Wired                      $18.21          $18.21         $18.21         $17.34
   Unwired                        $26.48          $26.48         $26.48         $25.22
   Reconnect                      $31.50          $31.50         $31.50         $30.00
                               ---------------------------------------------------------------------------
Revenue/Subscriber/Month                                 $38.25                                $34.90
                               ---------------------------------------------------------------------------
/1/Source:  The Strategis Group's Cable Trends:  1996 and 1997


     D.  SUBSCRIBERS

     Table IV presents the number of homes passed, basic subscribers, expanded basic subscribers, pay units, converter rentals, and addressable homes for the System as of April 30, 1997. These figures are compared with similar figures for the United States as a whole, taken from The Strategis Group's Cable Trends:
1997.

     At the time of the appraisal, the System's basic penetration rate, at 48.1% of homes passed, was lower than the corresponding rate for the nation of 65.8%. Pay penetration for the System stood at 54.1%, which was well below the national rate of 76.4%. Addressable home penetration for the System, at 20.5%, was also lower than the national average of 48.1%.

                                        TABLE IV


                                                 ---------------------------------------
                                                        SYSTEM          United States/1/
                                                 ---------------------------------------
Homes Passed                                                 234,101          95,500,000
                                                 ---------------------------------------

Basic Subscribers                                            112,613          62,800,000
  % of Homes Passed                                             48.1%               65.8%
                                                 ---------------------------------------

Expanded Basic Subscribers                                   108,992              N/A
  % of Basic Subscribers                                        96.8%             N/A
                                                 ---------------------------------------

Total Pay Units                                               60,912          48,000,000
  % of Basic Subscribers                                        54.1%               76.4%
                                                 ---------------------------------------

Converters                                                    42,728              N/A
  % of Basic Subscribers                                        37.9%             N/A
                                                 ---------------------------------------

Addressable Homes                                             23,096          30,200,000
  % of Basic Subscribers                                        20.5%               48.1%
                                                 ---------------------------------------
/1/Source:  The Strategis Group's Cable Trends:  1997

     E.   SYSTEM MILEAGE

     According to System management, mileage figures for the System are based on estimates from System maps. Since a complete walk-out of the current System would be prohibitively expensive, The Strategis Group used the following approach to corroborate the plant mileage:

     1. Interviewed knowledgeable System personnel to ascertain the source and reliability of the mileage estimates.

     2. Noted the configuration of the System on area maps and the existence and condition of plant in a representative portion of the area served by the System.

     3. Related average density of the System to general observations of densities while inspecting the System and service area.

     Table V presents management's best estimate of the number of route miles of plant as represented by total strand and trench in the System as of the appraisal date. Coaxial mileage was approximately 37.9% aerial and 62.1% underground. Approximately 3.8% of total plant miles were fiber optic cable. Based upon the above procedures and cost limitations, these estimates appear to be reasonable.

                                     TABLE V

                                      Aerial        Underground       Sub-Total
                                    -----------  -----------------  --------------
Coaxial Plant                             970.7            1,590.4         2,561.1
Fiber Optic Plant                          64.2               13.9            78.1

TOTAL MILEAGE                                                              2,639.2

     F.    PHYSICAL PLANT

     As of the valuation date, the System's administrative offices were maintained at 4611 Montbel Place, Northeast, Albuquerque. The System's advertising sales department was located in separate office facilities at 1700A Louisiana Street,

Albuquerque. Subscribers received signals processed at one of three headends. The main headend, serving roughly 110,000 subscribers, was located at 2633 Tennessee Street, Northeast, Albuquerque. Also maintained at this site were advertising sales and local access production facilities and bench technician repair facilities. In the north portion of the System, a headend serving roughly 1,000 subscribers was maintained at 1429 Camino del Pueblo in Bernalillo. In the southern part of the System a third headend, serving the remaining subscribers, was maintained in Bosque Farms. The System also maintained microwave equipment to transmit signals to subscribers residing west of the Rio Grande River. Overall, the System passed approximately 233,798 homes with an estimated 2,639.2 miles of plant, for an overall density of 89 homes per mile.

     At the main headend equipment from a variety of manufacturers was in use, however, items made by Scientific-Atlanta (S/A) and General Instruments (GI) were predominant. Among these items were S/A 6150 signal processors, 6350 modulators, and Power Vu digital satellite receivers. GI equipment included M/A-Com Videocipher II's, DSR-4400 MPEG digital satellite receivers, DSR-4500 NTSC satellite receivers, and 1500S satellite receivers. Other items in use included Barco Pulsar TV modulators and Standard Agile IRD-II Videocipher RS units.

     For the fiber optic portion of the distribution plant, the System used an Antec Laser Link II Plus transmitter and an AT&T LGX distribution frame. For local advertising on 19 channels, a SeaChange Technology Digital Advertising Insertion System and Sony PVW-2800 Betacam equipment was used.

     Off-air antennas were mounted on a 160-foot self-supporting tower. Three 4.5-meter S/A dishes and one 5-meter Simulsat dish were used for program reception, and emergency power was provided by an Onan 45 kVa propane generator.

     The coaxial portion of the System's distribution plant fed from the main headend, totaled approximately 2,400 miles. Of this mileage, about 88% was built at a capacity of 450-MHz, while the remainder was built to 750-MHz specifications. Plant fed from the Bernalillo headend, at approximately 90 miles, had a 400-MHz capacity.

The 65 miles of plant served from Bosque Farms had approximately 30% built to a 330-MHz capacity and 70% to a 450-MHz capacity. Overall, the System's plant was generally in good condition, with the exception of approximately 340 miles of plant located in the North/South Valley of Albuquerque, which will require a complete rebuild in the near future.

     Addressable homes totaled 23,096 in the System, and there were a total of 42,728 converters in the field. Converters provided to subscribers included S/A and Panasonic standard set-top models, and Jerrold CFT-2000 addressable models.

     G.   FRANCHISES

     As of April 30, 1997, the System operated under a total of nine franchise agreements with different local government authorities. Table VI identifies each agreement and its expiration date. As of the appraisal date, the weighted average remaining life of the franchise agreements was 3.4 years.

                                   TABLE VI

Franchise                                                 Expiration
---------                                                 ----------
City of Albuquerque                                       September 1, 1999
Kirtland AFB                                              August 28, 1999
Bosque Farms                                              September 13, 1999
Bernalillo County                                         August 5, 2011
Sandoval County                                           March 3, 2002
Bernalillo                                                August 17, 2001
Los Ranchos de Albuquerque                                May 14, 2011
Valencia County                                           January 21, 2000
Corrales                                                  April 21, 2006

Weighted Average Remaining Life                           3.4 Years

     H.    MANAGEMENT

     At the time of the appraisal, the System operated with approximately 252 employees. The largest group of employees were in the technical department. Among the 96 employees in this group, 27 were installers/technicians, 12 were service technicians, and 10 were responsible for maintenance. The second largest group comprised the construction department with 42 employees. Customer service representatives (CSRs) at the System totaled 37, for an average of approximately 3,000 subscribers per CSR. Residential and commercial sales and marketing duties were handled by a staff of 27, including 13 salespersons. Administrative employees, including management, numbered 25 and advertising sales at the System were handled by a staff of 18, including eight account executives. The advertising production staff had seven members, four of which were production technicians.

     The Strategis Group's representative met and spoke extensively with the System's General Manager and acting Engineering Manager. Both were experienced industry professionals and appeared to be well-versed on the System's characteristics, including strengths and weaknesses.

     I.   FINANCIAL HISTORY

     Unaudited financial statements for the year ending December 31, 1996, showed that the System earned revenues of $49,487,925. Operating expenses totaled $28,558,232, which resulted in operating income of $20,929,693 and an operating profit margin of 42.3%. Statements for the first four months of 1997 indicated that operating profits of $7,252,729 were generated on revenues of $17,214,712 for an operating margin of 42.1%. On an annualized basis, 1997 revenues would total $51,644,136 and operating profits would be $21,758,187.

V.   TOTAL SYSTEM VALUE

     The Strategis Group has estimated the fair market value for the System as a business enterprise to be $233,440,000, as of April 30, 1997. Fair market value is the cash price a willing buyer would give a willing seller in an arm's length transaction in order to complete the sale. It is assumed that both buyer and seller have been informed of all relevant facts and neither is under any compulsion to conclude the transaction and that the tangible assets will remain in their present location and will continue to be employed in their highest and best use, i.e., the delivery of cable television signals to subscribers.

     A.   VALUATION PROCEDURE AND METHODS

     The Strategis Group used the following basic methodology to determine the overall fair market value of the System:

     1. Performed an onsite review to observe a representative portion of the market and homes passed, reviewed the number of subscribers, and determined the quality and attractiveness of the services provided.

     2. Made inquiries of management to ascertain and/or verify items relevant to the appraisal.

     3. Estimated the availability of additional homes passed and the probability of future growth.

     4. Reviewed selected financial records and other documents to verify certain financial data.

     5. Estimated the expected changes in operations that a buyer most likely would institute.

     6. Applied generally accepted methods of estimating the fair market value of the entity as a whole.

     A business valuation typically is performed using one or more of three approaches: the cost approach, the market approach, and the income approach. Since the System will be relying to a large degree on intangible assets to generate income, the cost approach is not appropriate in this case. The market, or comparable sales, approach has not been used because of the difficulty in choosing sales that reflect the same profitability, size, and growth as the System. Therefore, this valuation has been based on the income approach to valuation. The income approach is the best approach to valuing the System because it reflects the future earnings potential of the System.

     There are various established methods of determining a business entity's total fair market value using the income approach. The most commonly accepted methods are as follows:

     1.   Capitalization of projected net cash flow.

     2.   Capitalization of single-year operating profit.

     3.   Dividend capitalization.

     4.   Market price-to-book equity.

     5.   Price-earnings multiple.

     Of the methods listed above, The Strategis Group normally relies primarily upon the capitalization of projected net cash flow, or "discounted cash flow" approach, to estimate total value. The Strategis Group generally favors discounted cash flow methodology because it considers the broadest range of factors that will affect both the present and future income, and therefore value, of a cable television system. Accordingly, The Strategis Group usually gives greater consideration to the discounted cash flow methods in its final judgment concerning the fair market value of a cable television system.

     The Strategis Group has prepared two discounted cash flow valuations for the System, one which analyzes the projected return on equity and one which analyzes the projected return on investment. The Strategis Group also has considered the second general methodology listed above, i.e., capitalization of operating profit, in conducting its valuation of the System. The methodologies are described in Parts V-B and V-C of this report. The values for the overall fair market value of the System are presented in Exhibit A.

     The remaining methods listed above, although widely used in other industries, generally are inappropriate for valuing cable television systems. Dividend capitalization, based upon actual dividends or capacity, usually is irrelevant since few publicly-traded cable companies pay dividends and earnings (which should be reflective of a dividend capacity) are not reflective of the capacity to generate operating income. A comparison of market price-to-book equity also is not valid usually since book equity varies widely from one company to another as to how much intangible and tangible value is reflected on the books. Finally, an analysis of price-earnings multiples generally is not appropriate because they also vary widely within the industry and are not representative of the financial position of most cable systems.

     B.   DISCOUNTED CASH FLOW METHODOLOGY

     The Strategis Group has generated two discounted cash flow models to arrive at a total System value. The return-on-equity model is based upon a hypothetical purchase price that would achieve a target after-tax return on equity based on the present value of the projected net cash flows. The return-on-investment model measures the net present value of the projected pre-tax operating cash flows, less capital expenditures, plus the residual value of the System, that represent the return on total investment.

     Both the return-on-equity and return-on-investment methods are dependent upon projections of the System's future net cash flow and residual value and on selection of an appropriate discount rate. The Strategis Group's calculations are based on detailed projections of a variety of factors which will affect future cash flow including housing growth, plant mileage, basic and pay subscriber growth, subscriber rates, operating expenditures, and capital expenditures. The projections and assumptions used in The

Strategis Group's discounted cash flow models are set forth in Exhibits E, F, G, and H. Exhibit E provides details of The Strategis Group's projections for plant mileage, housing, and subscriber growth. Exhibit F shows the rates subscribers were charged at the time of the appraisal for various services and The Strategis Group's projections for future growth. Exhibit G lists revenues and operating expenses for all years throughout the projection period, and Exhibit H details capital expenditures anticipated for the System. In addition, Exhibit J includes miscellaneous assumptions such as the average remaining life of the franchises under which the System operates, tax rates, the net fair market value of beginning tangible assets, the breakdown between debt and equity and the interest rate anticipated on the debt, and the multiples and discount rates used in the various appraisal methods. The Strategis Group's determination and use of these factors is discussed further below.

     1.   Net Cash Flow/Return on Equity

     This method involves the use of multiple year projected operations for the System and a predetermined target after-tax return on equity for a hypothetical outside buyer. The seven-year projection period is based on the average remaining franchise life of the System. A complete discussion of the selection of the projection period is provided in Part V-B-3 of this report.

     Based on the use of typical debt-to-equity ratios and debt services, The Strategis Group has made certain assumptions concerning the capital structure that a "typical, prudent outside buyer" might experience as well as the probable interest rates that would be applicable in connection with any debt financing that might be incurred, as shown in Exhibit J. To calculate future cash flows, The Strategis Group has projected future subscribers, revenues, operating expenses, and capital expenditures. The Strategis Group has then tested various hypothetical purchase prices, i.e., potential fair market values, to determine a value that yields the desired return on equity, as shown in Exhibits C-1 and C-2.

     Using the return-on-equity model, The Strategis Group has generated low and high cash flow projections for the System shown in Exhibits B-1 and B-2. The difference between the two projections reflects the range of potential returns on equity that a buyer could reasonably expect to realize depending upon the initial purchase price paid for the System.

     2.   Net Cash Flow/Return On Investment

     This discounted cash flow method, similar to the preceding method, is used to measure the net present value of the pre-tax operating cash flow, less capital expenditures, plus the residual value of the System, that represent the return on the total investment rather than that which could result from an assumed purchase with a predetermined debt-to-equity ratio. To calculate future cash flows, The Strategis Group has used the same projections for future subscribers, revenues, operating expenses, and capital expenditures as in the return-on-equity method. The projected cash flows for the System, plus the last-year residual value of the System, less capital expenditures, are then discounted to their present value using an acceptable discount factor based on the weighted average cost of money, as shown in Exhibit J. The Strategis Group has used the return on investment model, like the return on equity model, to generate low and high values for the System. These values, shown in Exhibit D, represent the present value of the future pre-tax operating cash flows and reflect more conservative and more optimistic assumptions, respectively, as to the likely return on investment that the System will generate over time.

     3.   Cash Flow Projections

     There are many factors that affect the projections of a specific cable system's cash flow. With respect to the System, The Strategis Group has analyzed the franchise area, the costs incurred to meet franchise obligations, the length of the franchise period, the degree of competition, and the historic results of the System's operations. The Strategis Group also has examined factors that affect the industry, such as possibility of regulation, competitive threats, rapid technical changes, and the development of additional programming services. These factors have been incorporated into The Strategis Group's projections of the System's future cash flows.

     The most critical factors in the expected cash flow of a specific cable system are the opportunities for growth in the territory in which it operates, i.e., its franchise area and the duration of the franchise. In making its cash flow projections, The Strategis Group has carefully reviewed the demographics of counties represented in the service area. Demographic information was gathered from direct observation during The Strategis Group's onsite visit, discussion with System management, Marketing Statistics' Demographics USA 1996, U.S. Census Bureau data, and information obtained from the local Chamber of Commerce.

     The Strategis Group also has reviewed information pertaining to the System's franchises in order to calculate their remaining life and made inquiries of System management personnel to ascertain any relevant terms that may affect the value of the System. The Strategis Group has calculated a weighted average remaining life of 3.4 years for the franchises.

     The projection period used for the cash flows normally is the weighted average remaining life of the franchises, except when the weighted life of the franchises falls below seven or exceeds ten years. When the franchise life falls below seven years, The Strategis Group uses a seven-year projection period, amortizing the franchises over fifteen years as mandated by the Internal Revenue Service (IRS). When the franchise life exceeds ten years, a ten-year projection period is used, with the franchises amortized over fifteen years.
The Strategis Group believes that the cash flows realized from a projection period less than seven years generally are not reflective of the value of a system than an investor would consider when utilizing discounted cash flow methodology. The Strategis Group also believes that the operating income resulting from income and expense projections beyond ten years is increasingly uncertain and might produce less accurate values for the System.

     The Strategis Group's cash flow projections are also based in part on historical operating data such as subscriber rates, the ratio of subscribers to homes passed, and the age and condition of the System's distribution plant. The Strategis Group also has relied on information provided by System management personnel, discussions with System personnel, and The Strategis Group's familiarity with typical industry expenses and operating trends to project the future financial performance of the System. As shown in Exhibits E through H, The Strategis Group has projected increases in the number of basic and pay subscribers, projected changes in service rates, and estimated expenditures for future installation of cable plant and other future capital requirements.

     4.   Residual Value

     Under both the return-on-equity and the return-on-investment approaches, The Strategis Group has calculated a residual value for the System following the seven-year projection period. The residual represents the anticipated value of the System at the end of the projection period. This value is added to the System's cash flow stream in the final year of the projection period and then discounted back to present value.

     The residual is calculated as a multiple of the projected annual net cash flow in the final year of the discounted cash flow analysis. The multiple used reflects the degree of likelihood that the System will have significant future income, and therefore value, at the end of the projection period. If the franchise is likely to be renewed on the same terms as the current franchise, and if there is a realistic expectation of continued growth in income, a higher multiple will be applied. On the other hand, if the franchise is not likely to be renewed, or is renewed on terms and conditions significantly different from the current franchise, or if competitive or technological factors jeopardize the operator's future income, a lower multiple is appropriate.

     Based on its experience and familiarity with the cable industry, and its analysis of the System, The Strategis Group has calculated the System's residual value using seventh-year cash flow times a multiple of nine, as shown in Exhibit
J. This multiple reflects The Strategis Group's view that the System is likely to have significant value in seven years, but that certain unknowns and uncertainties must be factored into the multiple nonetheless. Currently, the Cable Act of 1984 puts operators in a favorable position in that cable franchises are generally likely to be renewed. However, the 1984 Act provides no guarantee of renewal, and it is expected that the negotiation process required to obtain a renewal will result in new franchises that will be on terms significantly different and probably less favorable than current franchises. In addition, concerns about how re-regulation of the cable industry will affect the Act's renewal provisions could have the effect of reducing or eliminating the operator's expectation of renewal.

     5.   Discount Rates

     A critical component of both the return-on-equity and the return-on-investment approaches is the selection of the rate at which future cash flows are discounted to their present value. The discount rate represents the investor's expected return on capital, i.e., the rate of return that reasonably reflects the risk being undertaken by the investor.

     Considering the relative risk associated with the cable industry in comparison to other industries, and the risk associated with the System in particular, The Strategis Group has adopted a range of discount rates for its discounted cash flow methods. In the after-tax return-on-equity model, The Strategis Group has applied a discount rate of 14.0% for its low valuation, and a rate of 12.0% for its high valuation. In the pre-tax return-on-investment model, the low valuation discount rate is 16.6%, while the high valuation rate is 15.1%. The discount rates used in the two discounted cash flow methods are indicated on Exhibit A and summarized in Exhibit J.

     The Strategis Group has calculated the discount rate for the return-on-equity model by first establishing a risk-free rate of return (the current rate of return available on Treasury bills or Treasury bonds as of the valuation date) and then adding the historical premium for risk that the market has actually provided the holders of representative cable television stocks. This assumes that using such historical data will provide a reasonable guide to future return expectations after recognition for risk.

     The discount rate incorporates systematic risk, which is the sensitivity of the return on the subject investment to changes in the return for the market as a whole. The Strategis Group also has considered in our selection of the discount rates unsystematic risk, which is any risk premium directly associated
with the industry, particular company, or the subject system.   Thus, internal
risk factors, such as the possibility of competition, municipal and customer relations, rate structure, franchise stability, etc., have been examined in our selection of the discount rates.

     The discount rate used in the return-on-investment model is determined by the "band of investment" method. The rate is based on an average of the rate applicable to equity and the cost of debt weighted in the proportions that are utilized for the particular system.

     C.   DIRECT INCOME METHODOLOGY

     An alternative valuation method to the discounted cash flow method is the direct income method, in which the estimate of the cable system's value is based on current net operating income times a multiple selected by the appraiser. The Strategis Group has applied several alternative versions of this method to the System. In the first model, The Strategis Group used the System's actual annual net operating income for the 12-month period preceding the valuation date, whenever the appropriate data was available. When data was insufficient to ascertain the actual net operating income for the past full year, The Strategis Group estimated the past year's annual net operating income based on available financial information for the past several months. In the second, the System's current cash flow as of the appraisal date was annualized to create a "running rate" net operating income projection. In the third model, The Strategis Group used the System's projected net operating income for the twelve months following the appraisal date. The results of these models are set forth in Exhibit A.

     The multiples applied to each of these income figures are derived from a variety of cable industry data. First, The Strategis Group has looked at the income and stock value of several publicly traded cable companies as of the appraisal date. From this analysis, The Strategis Group has derived a range of multiples that it believes are applicable to privately held cable systems, which includes adjustments for control and marketability. Taking into account multiples derived from the sale of other cable television systems, The Strategis Group has arrived at a composite figure for each model. In the historical income model, The Strategis Group has applied a low multiple of 10.5 and a high multiple of 11.5. The running rate and projected income models use slightly lower multiples to account for the additional risk and uncertainty of using projections rather than historical data. The multiples used in each of the three direct income approaches are indicated in Exhibit A and summarized again in Exhibit J.

     D.   VALUE CONCLUSIONS

     The valuations yielded by each of the methods described above are shown in Exhibit A. In arriving at a final System valuation, The Strategis Group considered both discounted cash flow methods, i.e., the return-on-equity and return-on-investment methods, and the direct income methods. Based upon the foregoing analysis and a consideration of the various methods, The Strategis Group concludes that the fair market value of the System as a business enterprise as of April 30, 1997, was $233,440,000.

VI.  CONTINGENCIES AND LIMITING CONDITIONS

     Our conclusions as to the value of the System are based upon the following, which to the best of our knowledge and belief are reliable and sound:

     1. Information and data obtained during an onsite inspection by a representative of The Strategis Group of a representative portion of the System and communities served.

     2.   Personal and telephone interviews with the System's employees.

     3.   Selected documents including:
          a.  Various operating data and maps.
          b.  Miscellaneous internal data and documents.

     The following limiting conditions apply to the subject appraisal:

     1. The Strategis Group is under no obligation to update the appraisal to account for events or additional data subsequent to the appraisal date. The appraisal is based on laws and regulations in place as of April 30, 1997, and does not reflect subsequent changes, if any, in the relevant laws and regulations.

     2. Neither this report nor any portions thereof may be used for any purpose other than as stated herein nor may it be reproduced or excerpted without the prior written consent of The Strategis Group.

     3. No copies of this report will be furnished to entities other than the client without the client's specific permission or direction unless ordered by a court of competent jurisdiction.

     4. The comments and judgments of The Strategis Group as to the physical and terminal state of the cable system were made by representatives who are expert in valuing cable television assets but not by qualified cable television engineers. Consequently, readers should not rely on any statement made herein for any purpose other than those set forth in this appraisal.

     5. The Strategis Group did not consider, or factor into the appraisal, any impact on value that might be caused by the presence of toxic waste or hazardous material including electromagnetic radiation or other forms of radio frequency radiation.

VII. STATEMENT OF VALUE


     The Strategis Group certifies that a personal inspection of a representative portion of the communities and System was made by a qualified representative of this firm and that, to the best of our knowledge, the statements contained in this appraisal are correct and that the opinions stated are based on consideration of the relevant factors. In addition, neither The Strategis Group nor any of its representatives have any current interest or contemplated future interest in the entities appraised. In addition, the fee paid for this report by Jones Intercable, Inc. is in no way dependent on the values determined herein.

     Based on the various analyses, computations, and considerations discussed in this report, it is our professional judgment, subject to the assumptions and limitations stated in this report, that the range of values as stated in this report are true and correct. Therefore, it is the professional opinion of The Strategis Group that the fair market value of the Cable TV Fund 12-BCD Venture cable television system serving Albuquerque, New Mexico as a business enterprise, as of April 30, 1997, free and clear of any encumbrances, is $233,440,000.


                           THE STRATEGIS GROUP, INC.


                              /S/ ANDREW R. GEFEN
                     ------------------------------------
                             By:  Andrew R. Gefen
                     Vice President, Financial Consulting



                               /S/ SUSAN DONOVAN
                     ------------------------------------
                              By:  Susan Donovan
                          Senior Financial Consultant



                                  May 27, 1997

VIII.  QUALIFICATIONS


       A.   QUALIFICATIONS OF THE STRATEGIS GROUP, INC.

       The Strategis Group (formerly Malarkey-Taylor Associates-EMCI) has served the communications industry for nearly 30 years specializing in the field of cable, cellular, paging, mobile radio, and broadcasting technologies. We have completed thousands of projects for clients in the communications industry and in the financial and investment communities. Our organization is composed of a multi-disciplinary team of professionals who combine academic training in accounting, finance, engineering, marketing, management, economics, and law with many years of experience solving problems for hundreds of clients in both the public and private sectors.

       A large portion of our financial, engineering, and managerial professionals' time is devoted to the appraisal of cable television systems, cellular telephone systems, paging systems, and broadcast stations. Since 1964, we have appraised hundreds of communications properties for purposes of financing, ownership transfers, property tax assessments, and estate planning and probating. Our appraisal experience has included independent fair market valuations and purchase price allocations, including valuation of both tangible assets and intangible assets such as franchises, licenses, subscriber lists, leases, and contracts. The Strategis Group has supplied expert testimony on cable, cellular, paging, and broadcast property values in court and other legal hearings.

    B.   QUALIFICATIONS OF ANDREW R. GEFEN

    Andrew R. Gefen is Vice President, Financial Consulting for The Strategis Group. He has provided valuation, financial, accounting and consulting services to numerous cellular telephone, cable television, broadcasting, and paging companies. Mr. Gefen is involved in the fair market valuation and asset appraisal of publicly and privately held cellular telephone systems, cable television systems, broadcast stations, paging systems, programming networks, and Multichannel Multipoint Distribution Service (MMDS) systems. He has valued over 100 cellular telephone systems and over 200 cable television systems with an aggregate value of over $3 billion.

    Mr. Gefen has provided expert testimony on the valuation of cellular telephone systems, MMDS systems, cable television systems, and paging systems. He has also assisted in the development of a statewide cellular telephone network, and provided consulting services to professional sports leagues, cable television programming networks, and U.S. Government agencies. His work has included valuation and due diligence projects in several countries in Europe and Latin America.

    He has acquired an in-depth knowledge of the values of cellular systems, cable television systems, broadcast stations, and paging systems, including their market characteristics, growth prospects, construction costs, operating cost structures, and other industry issues. Mr. Gefen has substantial experience in the tax issues arising from the purchase and sale of cable and broadcast properties. In addition, he has supported the taxpayer's values of tangible and intangible assets during Internal Revenue Service reviews.

    Mr. Gefen was previously with the communications consulting firm of Frazier, Gross & Kadlec, Washington, D.C., as the Manager of the Appraisal Group where he directed and participated in the asset appraisals of over 200 communications properties, primarily in the radio and television industry.


EXPERIENCE

Vice President, Financial Consulting, The Strategis Group, Inc., Washington, D.C., 1988-present.

Business Analyst and Project Manager, American Management Systems, Arlington,
VA.

Planning Consultant, Panelvision Corporation, Pittsburgh, Pennsylvania.

Programmer and Chief Announcer, WBRU (FM), Providence, Rhode Island.

EDUCATION

M.S., Industrial Administration (M.B.A.), Carnegie-Mellon University, Pittsburgh, Pennsylvania.

B.A., Economics, Brown University, Providence, Rhode Island.

     C.  QUALIFICATIONS OF SUSAN DONOVAN

     Susan Donovan is a Senior Financial Consultant, in Financial Consulting at The Strategis Group. She provides valuation, financial and consulting services to cable television, broadcasting, and wireless companies. Ms. Donovan is involved in the fair market valuation and asset appraisal of publicly and privately held cable television systems, broadcast stations, and paging systems. She has acquired an in-depth knowledge of the values of these properties, including their market characteristics, growth prospects, construction costs, operating cost structures, and other industry issues.

     Ms. Donovan was previously with the communications consulting firms of Broadcast Investment Analysts, Inc. and Frazier, Gross & Kadlec, both of Washington, D.C., where she participated in asset appraisal and fair market valuations for numerous broadcast properties.


EXPERIENCE

Senior Financial Consultant, Financial Consulting, The Strategis Group, Inc., Washington, D.C., 1993-present.

Financial Analyst, Broadcast Investment Analysts, Inc., Washington, D.C., 1988-1992.

Research Analyst, Frazier, Gross & Kadlec, Washington, D.C., 1986-1988.

Assistant Editor and Editorial Coordinator, TV Digest (presently Warren Publishing), Washington, D.C., 1985-1986.

EDUCATION

M.B.A., George Mason University, Fairfax, Virginia.

B.A., Political Science, Trinity College, Washington, D.C.

     ----------------------------
     CABLE TV FUND 12-BCD VENTURE                                      EXHIBIT A
       ALBUQUERQUE, NEW MEXICO                                         ---------
        AS OF APRIL 30, 1997
     ----------------------------

VALUATION METHODS
-----------------
                                                         LOW            HIGH
                                                         ---            ----
I.   MULTIPLE OF PAST YEAR'S OPERATING INCOME
      OPERATING INCOME, PER BOOKS (4/30/97)          $21,205,858    $21,205,858
      VALUATION MULTIPLE                                    10.5           11.5
                                                            ----           ----

      ESTIMATED FAIR MARKET VALUE                   $222,661,506   $243,867,363
                                                    ------------   ------------

II.  MULTIPLE OF "RUNNING RATE" OPERATING INCOME
      ESTIMATED OPERATING INCOME
        TOTAL CURRENT YEAR'S REVENUE                 $53,564,425    $53,564,425
        OPERATING MARGIN, PER BOOKS (4/30/97)               42.3%          42.3%
                                                            -----          -----

      "RUNNING RATE" OPERATING INCOME                 22,657,752     22,657,752
        VALUATION MULTIPLE                                  10.0           11.0
                                                            ----           ----

      ESTIMATED FAIR MARKET VALUE                   $226,577,517   $249,235,269
                                                    ------------   ------------

III. MULTIPLE OF NEXT YEAR'S OPERATING INCOME
      OPERATING INCOME                               $24,148,194    $24,148,194
      VALUATION MULTIPLE                                     9.5           10.5
                                                             ---           ----

      ESTIMATED FAIR MARKET VALUE                   $229,407,846   $253,556,040
                                                    ------------   ------------

IV.  DISCOUNTED CASH FLOW RETURN ON EQUITY
      TARGET RETURN ON EQUITY                               14.0%          12.0%
      ESTIMATED FAIR MARKET VALUE                   $220,489,882   $240,054,504
                                                    ------------   ------------

V.   DISCOUNTED CASH FLOW RETURN ON INVESTMENT
      TARGET RETURN ON INVSTMT                              16.6%          15.1%
      ESTIMATED FAIR MARKET VALUE                   $219,992,327   $238,088,179
                                                    ------------   ------------

SUMMARY OF VALUES
-----------------

I.   MULTIPLE OF PAST YEAR'S OPERATING INCOME       $222,661,506   $243,867,363
II.  MULTIPLE OF "RUNNING RATE" OPERATING INCOME     226,577,517    249,235,269
III. MULTIPLE OF NEXT YEAR'S OPERATING INCOME        229,407,846    253,556,040
IV.  DISCOUNTED CASH FLOW RETURN ON EQUITY           220,489,882    240,054,504
V.   DISCOUNTED CASH FLOW RETURN ON INVESTMENT       219,992,327    238,088,179
                                                     -----------    -----------

RANGE OF ESTIMATED FAIR MARKET VALUES               $223,146,000   $243,733,000

ESTIMATED FAIR MARKET VALUE                                $233,440,000
                                                           ============

     ----------------------------
     CABLE TV FUND 12-BCD VENTURE                                     EXHIBIT B
       ALBUQUERQUE, NEW MEXICO                                      LOW ANALYSIS
        AS OF APRIL 30, 1997                                        ------------
     ----------------------------

RETURN ON EQUITY METHOD

PROFIT AND LOSS - LOW VALUE
---------------------------

 YEAR ENDING APRIL 30,             1998         1999         2000         2001         2002         2003         2004         TOTAL
                                   ----         ----         ----         ----         ----         ----         ----         -----
REVENUES                    $55,071,766  $60,848,471  $66,840,107  $75,543,056  $84,426,831  $91,603,182  $98,776,702  $533,110,116
OPERATING EXPENSES           30,923,572   33,411,086   36,429,726   40,753,252   44,474,887   48,088,372   51,702,980   285,783,875
                             ----------   ----------   ----------   ----------   ----------   ----------   ----------   -----------

OPERATING INCOME            $24,148,194  $27,437,385  $30,410,381  $34,789,805  $39,951,944  $43,514,810  $47,073,723  $247,326,241
 OPERATING MARGIN                  0.44         0.45         0.45         0.46         0.47         0.48         0.48
PARENT SERVICES/MGT FEE (5%)  2,753,588    3,042,424    3,342,005    3,777,153    4,221,342    4,580,159    4,938,835    26,655,506
FRANCHISE AMORTIZATION (15)   6,826,933    6,826,933    6,826,933    6,826,933    6,826,933    6,826,933    6,826,933    47,788,533
SUBSCRIBER LIST (8)           6,530,000    6,530,000    6,530,000    6,530,000    6,530,000    6,530,000    6,530,000    45,710,000
NON-COMPETE COVENANTS (0)             0            0            0            0            0            0            0             0
DEPRECIATION                 10,703,257   20,314,998   19,524,367   20,114,171   19,202,616   19,066,868   18,715,048   127,641,325
INTEREST                     10,909,398   10,943,908   12,280,395   12,706,767   11,953,801   10,768,646    9,172,451    78,735,367
                             ----------   ----------   ----------   ----------   ----------   ----------    ---------    ----------

PRE-TAX INCOME             ($13,574,982)($20,220,878)($18,093,321)($15,165,219) ($8,782,748) ($4,257,797)    $890,455  ($79,204,490)
INCOME TAX (EXPENSE)/
  BENEFIT                     4,615,494    6,875,099    6,151,729    5,156,175    2,986,134    1,447,651     (302,755)   26,929,526
                              ---------    ---------    ---------    ---------    ---------    ---------     --------    ----------

NET INCOME                  ($8,959,488)($13,345,780)($11,941,592)($10,009,045) ($5,796,614) ($2,810,146)    $587,701  ($52,274,963)

SOURCES AND USES OF CASH
------------------------

SOURCES OF CASH -
PRE TAX INCOME             ($13,574,982)($20,220,878)($18,093,321)($15,165,219) ($8,782,748) ($4,257,797)    $890,455  ($79,204,490)
FRANCHISE AMORTIZATION (15)   6,826,933    6,826,933    6,826,933    6,826,933    6,826,933    6,826,933    6,826,933    47,788,533
SUBSCRIBER LIST (8)           6,530,000    6,530,000    6,530,000    6,530,000    6,530,000    6,530,000    6,530,000    45,710,000
NON-COMPETE COVENANTS (0)             0            0            0            0            0            0            0             0
DEPRECIATION                 10,703,257   20,314,998   19,524,367   20,114,171   19,202,616   19,066,868   18,715,048   127,641,325
EQUITY                      109,093,984                                                                                 109,093,984
DEBT                        109,093,984      345,096   13,364,875   11,108,859            0            0            0   133,912,814
RESIDUAL VALUE IN YEAR 7                                                                                  423,663,505   423,663,505
                            -----------   ----------   ----------   ----------   ----------   ----------  -----------   -----------

TOTAL SOURCES OF CASH      $228,673,175  $13,796,149  $28,152,855  $29,414,744  $23,776,802  $28,166,004 $456,625,942  $808,605,671

USES OF CASH -
PURCHASE PRICE - CURRENT   $220,489,882                                                                                $220,489,882
CAPITAL EXPENDITURES          8,080,224   13,799,218   21,307,710   21,885,084   11,925,256   12,204,051    7,591,559    96,793,102
DEBT RETIREMENT                       0            0    6,845,145    7,529,660   11,851,546   15,961,953   91,724,510   133,912,814
TAXES PAID ON NET INCOME              0            0            0            0            0            0            0             0
TAXES PAID ON SALE (RESIDUAL)                                                                              84,427,402    84,427,402
                              ---------   ----------   ----------   ----------   ----------   ----------   ----------    ----------

TOTAL USES OF CASH         $228,570,106  $13,799,218  $28,152,855  $29,414,744  $23,776,802  $28,166,004 $183,743,471  $535,623,200

ANNUAL CASH INCREASE/
  (DECREASE)                   $103,069      ($3,069)          $0           $0           $0           $0 $272,882,471  $272,982,471
CUMULATIVE CASH                 103,069      100,000      100,000      100,000      100,000      100,000  272,982,471

     ----------------------------
     CABLE TV FUND 12-BCD VENTURE                                    EXHIBIT B
       ALBUQUERQUE, NEW MEXICO                                     HIGH ANALYSIS
        AS OF APRIL 30, 1997                                       -------------
     ----------------------------

RETURN ON EQUITY METHOD

PROFIT AND LOSS - HIGH VALUE
----------------------------

 YEAR ENDING APRIL 30,             1998         1999         2000         2001         2002         2003         2004        TOTAL
                                   ----         ----         ----         ----         ----         ----         ----        -----
REVENUES                    $55,071,766  $60,848,471  $66,840,107  $75,543,056  $84,426,831  $91,603,182  $98,776,702  $533,110,116
OPERATING EXPENSES           30,923,572   33,411,086   36,429,726   40,753,252   44,474,887   48,088,372   51,702,980   285,783,875
                             ----------   ----------   ----------   ----------   ----------   ----------   ----------   -----------

OPERATING INCOME            $24,148,194  $27,437,385  $30,410,381  $34,789,805  $39,951,944  $43,514,810  $47,073,723  $247,326,241
 OPERATING MARGIN                  0.44         0.45         0.45         0.46         0.47         0.48         0.48
PARENT SERVICES/MGT FEE (5%)  2,753,588    3,042,424    3,342,005    3,777,153    4,221,342    4,580,159    4,938,835    26,655,506
FRANCHISE AMORTIZATION (15)   6,826,933    6,826,933    6,826,933    6,826,933    6,826,933    6,826,933    6,826,933    47,788,533
SUBSCRIBER LIST (8)           6,530,000    6,530,000    6,530,000    6,530,000    6,530,000    6,530,000    6,530,000    45,710,000
NON-COMPETE COVENANTS (0)             0            0            0            0            0            0            0             0
DEPRECIATION                 10,703,257   20,314,998   19,524,367   20,114,171   19,202,616   19,066,868   18,715,048   127,641,325
INTEREST                     11,939,111   12,088,043   13,623,445   14,206,223   13,382,186   12,339,870   10,900,797    88,479,673
                             ----------   ----------   ----------   ----------   ----------   ----------   ----------    ----------

PRE-TAX INCOME             ($14,604,695)($21,365,013)($19,436,370)($16,664,675)($10,211,133) ($5,829,020)   ($837,890) ($88,948,796)
INCOME TAX (EXPENSE)/
  BENEFIT                     4,965,596    7,264,104    6,608,366    5,665,989    3,471,785    1,981,867      284,883    30,242,591
                              ---------    ---------    ---------    ---------    ---------    ---------      -------    ----------

NET INCOME                  ($9,639,099)($14,100,908)($12,828,004)($10,998,685) ($6,739,348) ($3,847,153)   ($553,008) ($58,706,205)

SOURCES AND USES OF CASH
------------------------

SOURCES OF CASH -
PRE TAX INCOME             ($14,604,695)($21,365,013)($19,436,370)($16,664,675)($10,211,133) ($5,829,020)   ($837,890) ($88,948,796)
FRANCHISE AMORTIZATION (15)   6,826,933    6,826,933    6,826,933    6,826,933    6,826,933    6,826,933    6,826,933    47,788,533
SUBSCRIBER LIST (8)           6,530,000    6,530,000    6,530,000    6,530,000    6,530,000    6,530,000    6,530,000    45,710,000
NON-COMPETE COVENANTS (0)             0            0            0            0            0            0            0             0
DEPRECIATION                 10,703,257   20,314,998   19,524,367   20,114,171   19,202,616   19,066,868   18,715,048   127,641,325
EQUITY                      119,391,108                                                                                 119,391,108
DEBT                        119,391,108    1,489,318   15,354,021   13,319,021            0            0            0   149,553,468
RESIDUAL VALUE IN YEAR 7                                                                                  423,663,505   423,663,505
                            -----------    ---------   ----------   ----------   ----------   ----------  -----------   -----------

TOTAL SOURCES OF CASH      $248,237,711  $13,796,236  $28,798,952  $30,125,450  $22,348,417  $26,594,781 $454,897,596  $824,799,142

USES OF CASH -
PURCHASE PRICE - CURRENT   $240,054,504                                                                                $240,054,504
CAPITAL EXPENDITURES          8,080,224   13,799,218   21,307,710   21,885,084   11,925,256   12,204,051    7,591,559    96,793,102
DEBT RETIREMENT                       0            0    7,491,242    8,240,366   10,423,161   14,390,730  109,007,969   149,553,468
TAXES PAID ON NET INCOME              0            0            0            0            0            0            0             0
TAXES PAID ON SALE (RESIDUAL)                                                                              74,462,367    74,462,367
                             ----------   ----------   ----------   ----------   ----------   ----------   ----------    ----------

TOTAL USES OF CASH         $248,134,728  $13,799,218  $28,798,952  $30,125,450  $22,348,417  $26,594,781 $191,061,894  $560,863,441

ANNUAL CASH INCREASE/
  (DECREASE)                   $102,982      ($2,982)          $0           $0           $0           $0 $263,835,702  $263,935,702
CUMULATIVE CASH                 102,982      100,000      100,000      100,000      100,000      100,000  263,935,702

     ----------------------------
     CABLE TV FUND 12-BCD VENTURE                                    EXHIBIT C
       ALBUQUERQUE, NEW MEXICO                                      LOW ANALYSIS
         AS OF APRIL 30, 1997                                       ------------
     ----------------------------

RETURN ON EQUITY METHOD

DEBT AMORTIZATION - LOW VALUE
-----------------------------

TOTAL YEAR 1 CASH
  REQUIREMENTS            $218,187,967
YEAR 1 DEBT
  REQUIREMENTS             109,093,984
YEAR 1 EQUITY
  REQUIREMENTS             109,093,984

FINANCING AVAILABLE       $137,838,075 $156,963,263  $178,343,001  $197,667,475 $226,133,730 $259,687,636 $282,846,262
UNUSED LEVERAGE             28,744,091   47,524,183    62,384,192    78,129,466  118,447,267  167,963,126  215,542,574

SENIOR DEBT:                      1998         1999          2000          2001         2002         2003         2004         TOTAL
                                  ----         ----          ----          ----         ----         ----         ----         -----
BEGINNING DEBT                     $0  $109,093,984  $109,093,984  $102,248,839  $94,719,179  $86,436,553  $77,325,665
DEBT ADDED                109,093,984             0             0             0            0            0            0   109,093,984
TOTAL ANNUAL PAYMENTS      10,909,398    10,909,398    17,754,543    17,754,543   17,754,543   17,754,543   17,754,543   110,591,514
INTEREST                   10,909,398    10,909,398    10,909,398    10,224,884    9,471,918    8,643,655    7,732,567    68,801,219
PRINCIPAL REPAYMENT                 0             0     6,845,145     7,529,660    8,282,626    9,110,888   10,021,977    41,790,295
ENDING BALANCE            109,093,984   109,093,984   102,248,839    94,719,179   86,436,553   77,325,665   67,303,688

LINE OF CREDIT:

BEGINNING DEBT                     $0            $0      $345,096   $13,709,971  $24,818,830  $21,249,910  $14,398,845            $0
BORROWINGS                          0       345,096    13,364,875    11,108,859            0            0            0    24,818,830
PRINCIPAL PAYMENTS                  0             0             0             0    3,568,920    6,851,065   14,398,845    24,818,830
INTEREST                            0        34,510     1,370,997     2,481,883    2,481,883    2,124,991    1,439,884     9,934,148

SENIOR DEBT COVERAGE              4.5           4.0           3.4           2.7          2.2          1.8          1.4
LOC DEBT COVERAGE                 0.0           0.0           0.5           0.7          0.5          0.3          0.0
TOTAL DEBT COVERAGE               4.5           4.0           3.8           3.4          2.7          2.1          1.4

     ----------------------------
     CABLE TV FUND 12-BCD VENTURE                                    EXHIBIT C
       ALBUQUERQUE, NEW MEXICO                                     HIGH ANALYSIS
         AS OF APRIL 30, 1997                                      -------------
     ----------------------------

RETURN ON EQUITY METHOD

DEBT AMORTIZATION - HIGH VALUE
------------------------------

TOTAL YEAR 1 CASH
  REQUIREMENTS          $238,782,215
YEAR 1 DEBT
  REQUIREMENTS           119,391,108
YEAR 1 EQUITY
  REQUIREMENTS           119,391,108

FINANCING AVAILABLE     $159,043,933  $181,111,457  $205,780,386  $228,077,856  $260,923,534 $299,639,580 $326,361,072
UNUSED LEVERAGE           39,652,825    60,231,032    77,037,182    94,255,997   137,524,836  215,015,327  252,704,747

SENIOR:                         1998          1999          2000          2001          2002         2003         2004         TOTAL
                                ----          ----          ----          ----          ----         ----         ----         -----
BEGINNING DEBT                    $0  $119,391,108  $119,391,108  $111,899,865  $103,659,499  $94,595,096  $84,624,253
DEBT ADDED               119,391,108             0             0             0             0            0            0  $119,391,108
TOTAL ANNUAL PAYMENTS     11,939,111    11,939,111    19,430,353    19,430,353    19,430,353   19,430,353   19,430,353   121,029,986
INTEREST                  11,939,111    11,939,111    11,939,111    11,189,987    10,365,950    9,459,510    8,462,425    75,295,204
PRINCIPAL REPAYMENT                0             0     7,491,242     8,240,366     9,064,403    9,970,843   10,967,928    45,734,783
ENDING BALANCE           119,391,108   119,391,108   111,899,865   103,659,499    94,595,096   84,624,253   73,656,325

LINE OF CREDIT:

BEGINNING DEBT                    $0            $0    $1,489,318   $16,843,339   $30,162,360  $28,803,602  $24,383,716            $0
BORROWINGS                         0     1,489,318    15,354,021    13,319,021             0            0            0    30,162,360
PRINCIPAL PAYMENTS                 0             0             0             0     1,358,758    4,419,886   24,383,716    30,162,360
INTEREST                           0       148,932     1,684,334     3,016,236     3,016,236    2,880,360    2,438,372    13,184,470

SENIOR DEBT COVERAGE             4.9           4.4           3.7           3.0           2.4          1.9          1.6
LOC DEBT COVERAGE                0.0           0.1           0.6           0.9           0.7          0.6          0.0
TOTAL DEBT COVERAGE              4.9           4.4           4.2           3.8           3.1          2.5          1.6

     ----------------------------
     CABLE TV FUND 12-BCD VENTURE                                      EXHIBIT D
       ALBUQUERQUE, NEW MEXICO                                         ---------
         AS OF APRIL 30, 1997
     ----------------------------

RETURN ON INVESTMENT METHOD

PROFIT AND LOSS
---------------

 YEAR ENDING APRIL 30,          1998         1999         2000         2001          2002          2003          2004          TOTAL
                                ----         ----         ----         ----          ----          ----          ----          -----
REVENUES                 $55,071,766  $60,848,471  $66,840,107  $75,543,056   $84,426,831   $91,603,182   $98,776,702   $533,110,116
OPERATING EXPENSES        30,923,572   33,411,086   36,429,726   40,753,252    44,474,887    48,088,372    51,702,980    285,783,875
                        ------------  -----------  -----------  -----------   -----------   -----------   -----------   ------------

OPERATING INCOME          24,148,194   27,437,385   30,410,381   34,789,805    39,951,944    43,514,810    47,073,723    247,326,241
  PLUS: RESIDUAL VALUE                                                                                    423,663,505    423,663,505
  LESS: CAPITAL
    EXPENDITURES           8,080,224   13,799,218   21,307,710   21,885,084    11,925,256    12,204,051     7,591,559     96,793,102
                        ------------  -----------  -----------  -----------   -----------   -----------   -----------   ------------

TOTAL CASH FLOW          $16,067,970  $13,638,166   $9,102,671  $12,904,721   $28,026,688   $31,310,759  $463,145,669   $574,196,644


NET PRESENT
   VALUE @ 16.6%        $219,992,327
                        ------------

NET PRESENT
   VALUE @ 15.1%        $238,088,179
                        ------------

     ----------------------------
     CABLE TV FUND 12-BCD VENTURE                                      EXHIBIT E
       ALBUQUERQUE, NEW MEXICO                                         ---------
         AS OF APRIL 30, 1997
     ----------------------------

CABLE TELEVISION SUBSCRIBERS
----------------------------

  YEAR ENDING APRIL 30,              1998         1999         2000         2001         2002         2003         2004
                                     ----         ----         ----         ----         ----         ----         ----
BEGINNING MILES                   2,639.2
MILES ADDED                          99.0        101.4         95.7         97.9         91.4         93.3         95.3
CUMULATIVE MILES                  2,738.2      2,839.7      2,935.3      3,033.2      3,124.6      3,217.9      3,313.2
DENSITY OF ADDITIONAL PLANT            59           59           59           59           59           59           59

HOMES PASSED - BEGINNING          233,798
  NEW HOMES & EXTENSIONS            5,845        5,991        5,650        5,780        5,398        5,512        5,627
HOMES PASSED - ENDING             239,643      245,634      251,284      257,063      262,461      267,973      273,601
GROWTH IN HOMES                       2.5%         2.5%         2.3%         2.3%         2.1%         2.1%         2.1%

BASIC - BEGINNING SUBSCRIBERS     112,613      116,627      123,227      129,830      136,672      143,479      149,172
        AVERAGE SUBSCRIBERS       114,620      119,927      126,528      133,251      140,076      146,326      152,106
        ENDING SUBSCRIBERS        116,627      123,227      129,830      136,672      143,479      149,172      155,041
        PENETRATION                  48.7%        50.2%        51.7%        53.2%        54.7%        55.7%        56.7%

EXPANDED BASIC - BEGINNING        108,992      112,876      119,264      125,656      132,278      138,866      144,376
         AVERAGE SUBSCRIBERS      110,934      116,070      122,460      128,967      135,572      141,621      147,215
         ENDING SUBSCRIBERS       112,876      119,264      125,656      132,278      138,866      144,376      150,055
         PENETRATION                 96.8%        96.8%        96.8%        96.8%        96.8%        96.8%        96.8%

PAY TV - BEGINNING UNITS           60,912       64,249       69,117       73,470       76,659       79,760       82,178
         AVERAGE UNITS             62,581       66,683       71,294       75,065       78,209       80,969       83,407
         ENDING UNITS              64,249       69,117       73,470       76,659       79,760       82,178       84,636
         PENETRATION                 55.1%        56.1%        56.6%        56.1%        55.6%        55.1%        54.6%

PAY PER VIEW - BEGINING UNITS/MO   16,747       20,155       26,352       33,503       42,110       51,820       59,673
         AVERAGE UNITS             18,451       23,253       29,927       37,807       46,965       55,746       63,230
         ENDING UNITS              20,155       26,352       33,503       42,110       51,820       59,673       66,788
         AVERAGE BUY RATE/MO         73.5%        75.0%        77.0%        80.0%        83.0%        86.0%        87.0%

CONVERTER RENTALS - BEGINNING      42,728       46,583       52,916       60,945       69,624       77,396       84,942
          AVERAGE SUBSCRIBERS      44,656       49,750       56,931       65,285       73,510       81,169       88,939
          ENDING SUBSCRIBERS       46,583       52,916       60,945       69,624       77,396       84,942       92,935
          PENETRATION                39.9%        42.9%        46.9%        50.9%        53.9%        56.9%        59.9%

ADDRESSABLE HOMES                  23,096       27,418       35,131       43,505       52,631       62,427       69,379
          AVERAGE HOMES            25,257       31,274       39,318       48,068       57,529       65,903       73,069
          ENDING HOMES             27,418       35,131       43,505       52,631       62,427       69,379       76,759
          PENETRATION                23.5%        28.5%        33.5%        38.5%        43.5%        46.5%        49.5%

BASIC CHURN RATE                       32%          32%          32%          32%          32%          32%          32%


     ----------------------------
     CABLE TV FUND 12-BCD VENTURE                                      EXHIBIT F
       ALBUQUERQUE, NEW MEXICO                                         ---------
         AS OF APRIL 30, 1997
     ----------------------------

SERVICE RATES
-------------

CURRENT RATES
-------------

BASIC                         $9.91
EXPANDED BASIC                15.14
PAY                            8.78
PAY PER VIEW                   8.50
CONVERTER RENTALS              2.66
INSTALLATIONS-NEW             18.21
INSTALLATIONS-CHURN           31.50


  YEAR ENDING APRIL 30,        1998            1999            2000            2001            2002           2003            2004
                               ----            ----            ----            ----            ----           ----            ----
PERCENTAGE RATE INCREASES
-------------------------

BASIC                             1%              5%              3%              3%              3%             3%              3%
EXPANDED BASIC                    2%              6%              3%             10%              9%             3%              3%
PAY                               0%              1%              1%              1%              1%             1%              1%
PAY PER VIEW                      0%              3%              3%              3%              3%             3%              3%
CONVERTER RENTALS                 0%              3%              3%              3%              3%             3%              3%
INSTALLATIONS-NEW                 0%              3%              3%              3%              3%             3%              3%
INSTALLATIONS-CHURN               0%              3%              3%              3%              3%             3%              3%

AVERAGE RATES
-------------

BASIC                        $10.03          $10.49          $10.80          $11.12          $11.46         $11.80          $12.16
EXPANDED BASIC                15.39           16.26           16.75           18.40           20.05          20.65           21.27
PAY                            8.78            8.87            8.95            9.04            9.13           9.23            9.32
PAY PER VIEW                   8.50            8.76            9.02            9.29            9.57           9.85           10.15
CONVERTERS RENTALS             2.66            2.74            2.82            2.91            3.00           3.09            3.18
INSTALLATIONS-NEW             18.21           18.76           19.32           19.90           20.50          21.11           21.74
INSTALLATIONS-CHURN           31.50           32.45           33.42           34.42           35.45          36.52           37.61


     ----------------------------
     CABLE TV FUND 12-BCD VENTURE                                      EXHIBIT G
       ALBUQUERQUE, NEW MEXICO                                         ---------
         AS OF APRIL 30, 1997
     ----------------------------

  YEAR ENDING APRIL 30,            1998         1999         2000         2001         2002         2003         2004        TOTAL
                                   ----         ----         ----         ----         ----         ----         ----        -----
REVENUES:
BASIC                       $13,799,632  $15,090,557  $16,398,913  $17,788,333  $19,260,354  $20,723,306  $22,188,256 $125,249,351
EXPANDED BASIC               20,488,254   22,650,098   24,613,868   28,475,200   32,617,894   35,095,440   37,576,370  201,517,125
PAY TV                        6,592,052    7,094,464    7,660,842    8,146,688    8,572,846    8,964,102    9,326,384   56,357,378
PAY PER VIEW                  1,881,994    2,442,993    3,238,505    4,213,874    5,391,711    6,591,797    7,701,050   31,461,924
CONVERTER RENTALS             1,426,030    1,636,370    1,928,743    2,278,111    2,642,090    3,004,891    3,391,293   16,307,528
INSTALLATIONS                   683,593      761,467      823,661      892,218      961,706    1,018,290    1,089,687    6,230,621
COMMERCIAL                    1,498,068    1,543,010    1,589,300    1,636,979    1,686,089    1,736,671    1,788,772   11,478,889
ADVERTISING                   4,776,221    5,349,367    5,937,798    6,590,955    7,250,051    7,975,056    8,772,561   46,652,009
MISCELLANEOUS                 3,925,922    4,280,145    4,648,477    5,520,698    6,044,090    6,493,629    6,942,329   37,855,290
                            -----------  -----------  -----------  -----------  -----------  -----------  ----------- ------------

TOTAL REVENUES              $55,071,766  $60,848,471  $66,840,107  $75,543,056  $84,426,831  $91,603,182  $98,776,702 $533,110,116

OPERATING EXPENSES:
OPERATIONS                   $8,459,119   $9,143,026   $9,883,296  $10,757,092  $11,671,879  $12,517,825  $13,376,378  $75,808,614
GENERAL & ADMINISTRATIVE      5,174,038    5,544,762    5,960,387    6,456,533    6,972,778    7,447,847    7,924,625   45,480,971
SALES & MARKETING             4,095,245    4,367,893    4,788,564    5,250,166    5,721,397    6,205,869    6,738,518   37,167,652
PROGRAMMING                  13,195,170   14,355,405   15,797,479   18,289,461   20,108,833   21,916,831   23,663,460  127,326,638
                            -----------  -----------  -----------  -----------  -----------  -----------  ----------- ------------

TOTAL OPERATING EXPENSES    $30,923,572  $33,411,086  $36,429,726  $40,753,252  $44,474,887  $48,088,372  $51,702,980 $285,783,875
                            -----------  -----------  -----------  -----------  -----------  -----------  ----------- ------------

OPERATING INCOME            $24,148,194  $27,437,385  $30,410,381  $34,789,805  $39,951,944  $43,514,810  $47,073,723 $247,326,241

OPERATING MARGIN                   43.8%        45.1%        45.5%        46.1%        47.3%        47.5%        47.7%

TOTAL REVENUE/BASIC SUB/MONTH    $40.04       $42.28       $44.02       $47.24       $50.23       $52.17       $54.12
CASH FLOW/BASIC SUB/MONTH        $17.56       $19.07       $20.03       $21.76       $23.77       $24.78       $25.79

OPERATIONS % OF REVENUE              15%          15%          15%          14%          14%          14%          14%
G & A PERCENTAGE OF REVENUE           9%           9%           9%           9%           8%           8%           8%
SALES & MARKETING % OF REVENUE        7%           7%           7%           7%           7%           7%           7%
PROGRAMMING % OF REVENUE             24%          24%          24%          24%          24%          24%          24%


     ----------------------------
     CABLE TV FUND 12-BCD VENTURE                                      EXHIBIT H
       ALBUQUERQUE, NEW MEXICO                                         ---------
         AS OF APRIL 30, 1997
     ----------------------------

CAPITAL EXPENDITURES
--------------------

  YEAR ENDING APRIL 30,                1998         1999          2000         2001         2002         2003       2004       TOTAL
                                       ----         ----          ----         ----         ----         ----       ----       -----
ASSUMPTIONS AND INPUTS:
-----------------------

BV OF EXISTING PLANT            $66,820,102
ADDITIONAL MILES OF PLANT              99.0        101.4         95.7         97.9         91.4         93.3       95.3
AERIAL PLANT PER MILE               $26,000      $26,520      $27,050      $27,591      $28,143      $28,706    $29,280
UNDERGROUND PLANT PER MILE          $33,500      $34,170      $34,853      $35,550      $36,261      $36,987    $37,726
PERCENTAGE OF PLANT AERIAL               15%          15%          15%          15%          15%          15%        15%
PERCENTAGE OF PLANT UNDERGROUND          85%          85%          85%          85%          85%          85%        85%
AVERAGE COST PER CONVERTER             $125         $128         $130         $133         $135         $138       $141
PERCENTAGE CONVERTER USE                 40%          43%          47%          51%          54%          57%        60%
PERCENTAGE REPLACEMENT                    3%           3%           3%           5%           5%           5%         5%
INSTALLATION COST PER SUBSCRIBER        $35          $36          $36          $37          $38          $39        $39
MISC. CAPITAL PER SUBSCRIBER             $5           $5           $5           $5           $5           $6         $6
INFLATION FACTOR FOR CAPITALS             0%           2%           2%           2%           2%           2%         2%        113%

ANNUAL COSTS:
-------------

PLANT ADDITIONS - AERIAL           $385,989     $403,551     $388,160     $405,029     $385,881     $401,865   $418,510  $2,788,985
                - UNDERGROUD      2,818,213    2,946,442    2,834,065    2,957,233    2,817,428    2,934,126  3,055,658  20,363,166
PLANT REBUILD/UPGRADE             2,516,354    7,700,044   15,104,164   15,098,245    5,032,748    5,032,748          0  50,484,304
AVERAGE COST OF NEW CONVERTERS      200,388      361,369      403,132      462,354      496,820      447,375    495,200   2,866,638
CONVERTER REPLACEMENT               168,676      191,564      225,684      438,667      498,759      563,774    629,364   2,716,489
INSTALLATION COSTS                1,417,505    1,584,622    1,694,304    1,816,518    1,935,507    2,016,386  2,136,345  12,601,187
MISC. CAPITAL EXPENDITURES          573,099      611,626      658,201      707,036      758,112      807,777    856,482   4,972,333
                                 ----------  -----------  -----------  -----------  -----------  ----------- ---------- -----------

TOTAL CAPITAL EXPENDITURES       $8,080,224  $13,799,218  $21,307,710  $21,885,084  $11,925,256  $12,204,051 $7,591,559 $96,793,102

  AS A % OF OPERATING INCOME           33.5%        50.3%        70.1%        62.9%        29.8%        28.0%      16.1%

     ----------------------------
     CABLE TV FUND 12-BCD VENTURE                                      EXHIBIT I
       ALBUQUERQUE, NEW MEXICO                                         ---------
         AS OF APRIL 30, 1997
     ----------------------------

DEPRECIATION
------------

                                     YEAR 1       YEAR 2       YEAR 3      YEAR 4      YEAR 5      YEAR 6      YEAR 7
                                     ------       ------       ------      ------      ------      ------      ------
ESTIMATED DEPRECIATION RATES          14.3%        24.5%        17.5%       12.5%        8.9%        8.9%        8.9%

DEPRECIATION - BEG. & ADTNS.           1998         1999         2000        2001        2002        2003        2004         TOTAL
                                     ------       ------       ------      ------      ------      ------      ------       -------

               YEAR 1           $10,703,257  $18,343,090  $13,100,067  $9,355,051  $6,688,599  $6,681,109  $6,688,599   $71,559,772
               YEAR 2                          1,971,908    3,379,429   2,413,483   1,723,522   1,232,270   1,230,890    11,951,503
               YEAR 3                                       3,044,872   5,218,258   3,726,718   2,661,333   1,902,778    16,553,960
               YEAR 4                                                   3,127,379   5,359,657   3,827,701   2,733,447    15,048,184
               YEAR 5                                                               1,704,119   2,920,495   2,085,727     6,710,342
               YEAR 6                                                                           1,743,959   2,988,772     4,732,731
               YEAR 7                                                                                       1,084,834     1,084,834
                                -----------  -----------  -----------  ---------   ----------  ----------  ----------  ------------

TOTAL DEPRECIATION              $10,703,257  $20,314,998  $19,524,367  $20,114,171 $19,202,616 $19,066,868 $18,715,048 $127,641,325


     ----------------------------
     CABLE TV FUND 12-BCD VENTURE                                      EXHIBIT J
       ALBUQUERQUE, NEW MEXICO                                         ---------
         AS OF APRIL 30, 1997
     ----------------------------


ASSUMPTIONS AND INPUTS
----------------------
REMAINING LIFE OF FRANCHISES (YEARS)                                                         3
AVERAGE SUBSCRIBER LIFE (YEARS)                                                              8
INCOME TAX RATE                                                                             34%
CAPITAL GAIN RATE                                                                           34%
NET FMV OF EXISTING ASSETS                                                         $66,820,102
SUBSCRIBERS IN FRANCHISES                                                                  100%


                                                                           LOW            HIGH
                                                                      ANALYSIS        ANALYSIS
                                                                      --------        --------
DEBT PERCENTAGE                                                             50%             50%
EQUITY PERCENTAGE                                                           50%             50%
RESIDUAL MULTIPLE (ROE & ROI)                                              9.0             9.0
MULT OF PAST YEAR'S OPERATING INCOME                                      10.5            11.5
MULT OF CURRENT YEAR'S OPERATING  INCOME                                  10.0            11.0
MULT OF NEXT YEAR'S OPERATING INCOME                                       9.5            10.5
TARGET RETURN ON EQUITY                                                   14.0%           12.0%
TARGET RETURN ON INVESTMENT                                               16.6%           15.1%

